UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

BLAZE ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	26-0316964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3350 Americana Terrace, Suite 215, Boise, Idaho	83706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 287-4471

Securities to be registered pursuant to Section 12(b) of the Exchange Act: None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $0.001 par value	Pink sheets

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer £ Accelerated filer £Non-accelerated filer £ Smaller reporting company ☒

TABLE OF CONTENTS

ITEM 1. BUSINESS.

3

ITEM 1A. RISK FACTORS.

11

ITEM 2. FINANCIAL INFORMATION.

19

ITEM 3. PROPERTIES.

26

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

26

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

29

ITEM 6. EXECUTIVE COMPENSATION.

30

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.  34

ITEM 8. LEGAL PROCEEDINGS.

36

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.  36

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

37

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

38

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

38

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

39

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.  39

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

39

SIGNATURES

41

ITEM 1. BUSINESS.

Background

We were originally formed as Overthrust Dome Energy, Inc. in the State of Utah on February 8, 1983.  Our name was changed to Data Conversion International, Inc. on August 11, 1983, and to Aztec Energy Corporation on August 27, 1991.  Effective May 17, 2007, we reincorporated in the State of Delaware by merging with and into Blaze Energy Corporation, our wholly-owned subsidiary.  On June 26, 2007, we issued 70,000,000 shares of our common stock to Environmental Energy Services, Inc. (“EES”) in consideration for EESV Fayetteville, Inc., which owned approximately 10,900 net acres (in 45,000 gross acres) in the Fayetteville Shale Field in the Arkoma Basis in Arkansas.

We are an independent oil and natural gas company engaged in the acquisition, development, production and exploration of oil and natural gas properties located onshore in the United States. We focus on properties which we believe have significant development and exploration opportunities.

Our only property consists of working interests in the Fayetteville Shale Field in the Arkoma basin of Arkansas. At December 31, 2007, our estimated total proved oil and natural gas reserves were approximately 5,913,697 million cubic feet (Mcf) (gross) and 36,992 Mcf (net) of natural gas and natural gas liquids. Approximately 100% of our proved reserves were classified as proved developed. We do not have operational control of any of our proved reserves.

Oil and Natural Gas Reserves

The December 31, 2007 proved reserve estimates presented in this document were prepared by Netherland, Sewell and Associates, Inc. (Netherland, Sewell).  For additional information regarding estimates of proved reserves, the preparation of such estimates by Netherland, Sewell and other information about our oil and natural gas reserves.  See Item 2. Financial Statements.  Our reserves are sensitive to commodity prices and their effect on economic producing rates.

The reserves information in this Form 10 represents only estimates. There are a number of uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control, such as commodity pricing. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revising the original estimate. Accordingly, initial reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. Except to the extent we acquire additional properties containing proved reserves or conduct successful exploration and development activities or both, our proved reserves will decline as reserves are produced.

The following table presents certain information as of December 31, 2007. Natural gas prices are based on a December 31, 2007 ANR Louisiana spot market price of $6.77 per million British thermal unit (MMbtu), as adjusted by lease for energy content, transportation fees, and regional price differentials. All prices were held constant in accordance with the United States Securities and Exchange Commission

(SEC) guidelines.  Shut-in wells currently not capable of production are excluded from producing well information.

Fayetteville Shale
Net Proved Reserves at Year End (Mcfe)
Developed	36,992
Undeveloped	0
Total	36,992
Gross Wells	5

Description of Oil and Gas Properties

Through formal participation operating agreements, we currently have working interests in approximately 2,602 net acres in the Fayetteville Shale Field, which we believe holds significant potential for production and reserve growth. The Fayetteville Shale is an unconventional gas reservoir located in the Arkoma Basin in Arkansas, ranging in the area of our leases in thickness from 150 to 300 feet and depth from 1,500 to 2,500 feet.  The formation is a Mississippian-age shale that has similar geologic characteristics to the Barnett Shale in the Ft. Worth Basin of North Texas. Drilling in the play began in 2004, and drilling in our sections began in 2007.  We believe this field represents one of the most promising unconventional gas finds in the United States.  According to the information available from wells already drilled in the Fayetteville Shale, we anticipate our initial production should exceed 2 MCF per well per day with a reserve per well of 2 – 3 BCFG.

The operator of our working interests was acquired by Petrohawk in 2007, and since the acquisition drilling in our sections has accelerated rapidly, with over 17 wells drilled as of March 31, 2008. To date, the best results have been obtained by drilling horizontal wells with lateral lengths of 2,500 feet to 3,000 feet and utilizing slickwater fracture stimulation completions. Due to the high degree of industry drilling success to date across portions of five counties, acquisition of acreage in the play has become extremely competitive. We own varying working and net revenue interests in this field. As of December 31, 2007, proved reserves for this field were approximately 5,915,000 Mcfe.  During 2007, we participated in 5 wells drilled in our sections, but did not receive any revenues from the wells in 2007.  In 2008 our operator plans to drill approximately 120 wells in this area.  There was no production from our wells in 2007 because of the need to build gathering systems to connect the wells to a pipeline.

The State of Arkansas requires that oil and gas wells be "integrated" into 640 acre sections.  The State of Arkansas allows nine (9) horizontal wells to be drilled per 640 acre section.  In general, production within a section is necessary to hold leased acreage within the section under the terms of the Company's leases.

Oil and Natural Gas Operations

Our principal properties consist of developed and undeveloped oil and natural gas leases and the reserves associated with these leases. Generally, developed oil and natural gas leases remain in force as long as production is maintained. Undeveloped oil and natural gas leaseholds are generally for a primary term of three to five years. In most cases, the term of our undeveloped leases can be extended by paying delay rentals or by producing reserves that are discovered under those leases.

The table below sets forth the results of our drilling activities for the periods indicated:

	Years ended December 31,
	2007		2006	2005
	Gross	Net	Gross/Net	Gross/Net
Exploratory Wells:
Productive (1)	3	3	0	0
Dry	0	0	0	0
Total Exploratory:	3	3	0	0
Development Wells
Productive (1)	2	2	0	0
Dry	0	0	0	0
Total Development:	2	2	0	0
Total Wells:
Productive (1)	5	5	0	0
Dry	0	0	0	0
Total:	5	5	0	0

(1)

Although a well may be classified as productive upon completion, future production may deem the well to be uneconomical, particularly exploratory wells where there is no production history.

We own interests in developed and undeveloped oil and natural gas acreage in the locations set forth in the table below.  These ownership interests generally take the form of working interests in oil and natural gas leases or licenses that have varying terms. The following table presents a summary of our acreage interests as of December 31, 2007:

	Developed Acreage		Undeveloped Acreage		Total Acreage
State	Gross	Net	Gross	Net	Gross	Net

Arkansas – Fayetteville Shale	3,200	64	41,800	2,538	45,000	2,602
Total Acreage	3,200	64	41,800	2,538	45,000	2,602

At December 31, 2007, we had estimated proved reserves of approximately 36,992 Mcfe, all of which was natural gas and natural gas liquids. The following table sets forth, at December 31, 2007, these reserves:

	Net Proved Developed	Net Proved Undeveloped	Total Net Proved

Gas (mcf) (1)	36,992	-	36,992
Oil (mmbls)	-	-	-
Equivalent (bcfe)	-	-	-

(1) Amounts include natural gas liquids (calculated with a 6:1 equivalent ratio).

The estimates of quantities of proved reserves above were made in accordance with the definitions contained in SEC Regulation S-X, Rule 4-10(a). For additional information on our oil and natural gas reserves, see Item 7, Financial Statements.

We account for our oil and natural gas producing activities using the full cost method of accounting in accordance with SEC regulations. Accordingly, all costs incurred in the acquisition, exploration, and development of proved oil and natural gas properties, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized.  All general and administrative corporate costs unrelated to drilling activities are expensed as incurred. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change.  Depletion of evaluated oil and natural gas properties is computed on the units of production method based on proved reserves. The net capitalized costs of evaluated oil and natural gas properties are subject to a quarterly full cost ceiling test.

Capitalized costs of our evaluated and unevaluated properties at December 31, 2007, 2006 and 2005 are summarized as follows:

	December 31,
	2007	2006	2005
Capitalized costs:
Evaluated properties	676,365	-	-
Unevaluated properties	3,704,873	-	-
Subtotal	4,381,238		-
Less accumulated depreciation and depletion	-	-	-
Total	4,381,238	-	-

Our oil and natural gas production volumes and average sales price are as follows:

Year Ended December 31,
	2007	2006	2005
Production:
Gas production (mmcf) (1)	-	-	-
Oil production (mbbl)	-	-	-
Equivalent production (mmcfe)	-	-	-
Average Daily Production (mmcfe)	-	-	-

Average price per unit:(2)
Gas (per mcf) (1)	$ -	$ -	$ -
Oil (per bbl)	-	-	-
Equivalent (per mcfe)	-	-	-

(1)

None of our natural gas production represents natural gas liquids.

(2)

Amounts exclude the impact of cash paid or received on settled contracts as we did not elect to apply hedge accounting.

Our exploration efforts will be focused on discovering and developing reserves by drilling and completing wells under the leases acquired to date.  The investment associated with drilling a well and future development of our leasehold acreage depends principally upon whether any problems are encountered in drilling the wells, the depth (including the length of the horizontal leg) of the wells, whether the wells can be timely connected to existing infrastructure or will require additional investment in infrastructure, and, if applicable, the amount of water encountered in the wells.

Title to Properties

We believe that the title to our leasehold properties is good and defensible in accordance with standards generally acceptable in the oil and gas industry, subject to exceptions that are not so material as to detract substantially from the use of the properties. Our leasehold properties are subject to royalty, overriding royalty and other outstanding interests customary in the industry. The properties may be subject to burdens such as liens incident to operating agreements and taxes, development obligations under oil and gas leases, and other encumbrances, easements and restrictions. We do not believe any of these burdens will materially interfere with our use of these properties.

As is customary in the oil and gas industry, only a preliminary title examination is conducted at the time properties believed to be suitable for drilling operations are acquired by us. We rely upon oil and gas landmen to conduct the title examination. We intend to perform necessary curative work with respect to any significant defects in title prior to proceeding with drilling operations.

Competition

The oil and natural gas business is highly competitive. We compete with private and public companies in all facets of the oil and gas business, including suppliers of energy and fuel to industrial, commercial and individual customers. Numerous independent oil and gas companies, oil and gas syndicates and major oil and gas companies actively seek out and bid for oil and gas prospects and properties as well as for the services of third-party providers, such as drilling companies, upon which we rely. Many of these companies not only explore for, produce and market oil and gas, but also carry out refining operations and market the resultant products on a worldwide basis. A substantial number of our competitors have longer operating histories and substantially greater financial and personnel resources than we do.

Competitive conditions may be substantially affected by various forms of energy legislation and regulation considered from time to time by the government of the United States and the states in which we have operations, as well as factors that we cannot control, including international political conditions, overall levels of supply and demand for oil and gas, and the markets for synthetic fuels and alternative energy sources. Intense competition occurs with respect to marketing, particularly of natural gas.

Markets and Major Customers

The operator of the Company’s working interests is responsible for marketing all gas production.

Seasonality of Business

Weather conditions affect the demand for, and prices of, natural gas and can also delay drilling activities, disrupting our overall business plans.  Demand for natural gas is typically higher in the fourth and first quarters resulting in higher natural gas prices. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis.

Operational Risks

Oil and natural gas exploration and development involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome.  There is no assurance that we will discover or acquire additional oil and natural gas in commercial quantities. Oil and natural gas operations also involve the risk that well fires, blowouts, equipment failure, human error and other circumstances may cause accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids into the environment, or cause significant injury to persons or property.  In such event, substantial liabilities to third parties or governmental entities may be incurred, the satisfaction of which could substantially reduce available cash and possibly result in loss of oil and natural gas properties. Such hazards may also cause damage to or destruction of wells, producing formations, production facilities and pipeline or other processing facilities.

 As is common in the oil and natural gas industry, we will not insure fully against all risks associated with our business either because such insurance is not available or because we believe the premium costs are prohibitive.  A loss not fully covered by insurance could have a materially adverse effect on our financial position and results of operations. For further discussion on risks see “Risk Factors” below.

Regulation

General. The availability of a ready market for oil and gas production depends upon numerous factors beyond our control. These factors include local, state, federal and international regulation of oil and gas production and transportation, as well as regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or proration unit, the amount of oil and gas available for sale, the availability of adequate pipeline and other transportation and processing facilities, and the marketing of competitive fuels. For example, a productive gas well may be "shut-in" because of an over-supply of gas or lack of an available pipeline in the areas in which we may conduct operations. State and federal regulations are generally intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir, and control contamination of the environment. Pipelines and gas plants are also subject to the jurisdiction of various federal, state and local agencies that may affect the rates at which they are able to process or transport gas from our properties.

Applicable legislation is under constant review for amendment or expansion. These efforts frequently result in an increase in the regulatory burden on companies in our industry and a consequent increase in the cost of doing business and decrease in profitability. Numerous federal and state departments and agencies issue rules and regulations imposing additional burdens on the oil and gas industry that are often costly to comply with and carry substantial penalties for non-compliance. Our production operations may be affected by changing tax and other laws relating to the petroleum industry, constantly changing administrative regulations and possible interruptions or termination by government authorities.

Sales of Oil and Natural Gas. Sales of any oil that we produce will be affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of oil by pipelines are regulated by the Federal Energy Regulatory Commission ("FERC") under the Interstate Commerce Act. FERC has implemented a simplified and generally applicable ratemaking methodology for interstate oil pipelines to fulfill the requirements of Title VIII of the Energy Policy Act of 1992 comprised of an indexing system to establish ceilings on interstate oil pipeline rates. FERC has announced several important transportation-related policy statements and rule changes, including a statement of policy and final rule issued February 25, 2000, concerning alternatives to its traditional cost-

of-serve rate-making methodology to establish the rates interstate pipelines may charge for their services. The final rule revises FERC's pricing policy and current regulatory framework to improve the efficiency of the market and further enhance competition in natural gas markets.

Sales of any natural gas that we produce will be affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of gas by pipelines are regulated by FERC under the Natural Gas Acts, as well as under Section 311 of the Natural Gas Policy Act. Since 1985, the FERC has implemented regulations intended to increase competition within the gas industry by making gas transportation more accessible to gas buyers and sellers on an open-access, non-discriminatory basis.

Pipelines. Pipelines that we use to gather and transport our oil and gas will be subject to regulation by the Department of Transportation ("DOT") under the Hazardous Liquids Pipeline Safety Act of 1979, as amended ("HLPSA"), relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The HLPSA requires pipeline operators to comply with regulations issued pursuant to HLPSA designed to permit access to and allowing copying of records and to make certain reports and provide information as required by the Secretary of Transportation.

State Restrictions. State regulatory authorities have established rules and regulations requiring permits for drilling operations, drilling bonds and reports concerning operations. Many states have statutes and regulations governing various environmental and conservation matters, including the unitization or pooling of oil and gas properties and establishment of maximum rates of production from oil and gas wells, and restricting production to the market demand for oil and gas. Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from our properties.

Most states impose a production or severance tax with respect to the production and sale of crude oil, natural gas and natural gas liquids within their respective jurisdictions. State production taxes are generally applied as a percentage of production or sales. In addition, in the event we conduct operations on federal or state oil and gas leases, such operations must comply with numerous regulatory restrictions, including various nondiscrimination statutes, royalty and related valuation requirements, and certain of such operations must be conducted pursuant to certain on-site security regulations and other appropriate permits issued by the Bureau of Land Management or the Minerals Management Service or other appropriate federal or state agencies.

Other. Oil and gas rights may be held by individuals and corporations, and, in certain circumstances, by governments having jurisdiction over the area in which such rights are located. As a general rule, parties holding such rights grant licenses or leases to third parties, such as us, to facilitate the exploration and development of these rights. The terms of the licenses and leases are generally established to require timely development. Notwithstanding the ownership of oil and gas rights, the government of the jurisdiction in which the rights are located generally retains authority over the manner of development of those rights.

Environmental

General. Our activities are subject to local, state and federal laws and regulations governing environmental quality and pollution control in the United States. The exploration, drilling and production from wells, natural gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing natural gas and other products, are subject to stringent environmental regulation by state and federal authorities, including the Environmental

Protection Agency ("EPA"). Such regulation can increase our cost of planning, designing, installing and operating such facilities.

Significant fines and penalties may be imposed for the failure to comply with environmental laws and regulations. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, such as oil and gas related products.

Waste Disposal. We may generate wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA has limited the disposal options for certain wastes that are designated as hazardous under RCRA ("Hazardous Wastes"). Furthermore, it is possible that certain wastes generated by our oil and gas operations that are currently exempt from treatment as Hazardous Wastes may in the future be designated as Hazardous Wastes, and therefore be subject to more rigorous and costly operating and disposal requirements.

CERCLA. The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, generally imposes joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances ("Hazardous Substances"). These classes of persons or so-called potentially responsible parties include the current and certain past owners and operators of a facility where there is or has been a release or threat of release of a Hazardous Substance and persons who disposed of or arranged for the disposal of the Hazardous Substances found at such a facility. CERCLA also authorizes the EPA and, in some cases, third parties to take action in response to threats to the public health or the environment and to seek to recover from the potentially responsible parties the costs of such action. Although CERCLA generally exempts petroleum from the definition of Hazardous Substances, we may have generated and may generate wastes that fall within CERCLA's definition of Hazardous Substances.

Air Emissions. Our operations may be subject to local, state and federal regulations for the control of emissions of air pollution. Major sources of air pollutants are subject to more stringent, federally imposed permitting requirements, including additional permits. Producing wells may generate volatile organic compounds and nitrogen oxides. If ozone problems are not resolved by the deadlines imposed by the federal Clean Air Act, or on schedule to meet the standards, even more restrictive requirements may be imposed, including financial penalties based upon the quantity of ozone producing emissions. If we fail to comply strictly with applicable air pollution regulations or permits, we may be subject to monetary fines and be required to correct any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction, modification or operation of certain air emission sources.

We believe that we are in substantial compliance with current applicable environmental laws and regulations and that, absent the occurrence of an extraordinary event, compliance with existing local, state, federal and international laws, rules and regulations governing the release of materials in the environment or otherwise relating to the protection of the environment will not have a material effect upon our business, financial condition or results of operations.

Research and Development Expenditures

We have not incurred any research or development expenditures in the last two fiscal years.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Employees and Consultants

At July 1, 2008, we had four employees.

We have no collective bargaining agreements with our employees, and believe all consulting and employment agreements relationships are satisfactory.  We hire independent contractors on an as- needed basis, and we may retain additional employees and consultants during the next twelve months, including additional executive management personnel with substantial experience in the oil and gas exploration and development business.

ITEM 1A. RISK FACTORS.

We Have a History of Losses and no Revenue to Date from our Oil and Gas Operations, Which May Negatively Impact Our Ability to Achieve Our Business Objectives.

Since entering the oil and gas business in June 2007, we have experienced losses from our operations.  Our ability to become profitable will be dependent on the receipt of revenues from our oil and gas wells greater than our operational expenses.  We did not begin drilling wells in our working interests until late 2007, and did not receive the first revenues from our wells until the first quarter of 2008.   Based on the current rate of drilling in our working interests, the average production, and the current market price of gas, we expect to become profitable in the latter part of 2008.  However, we will still need to raise additional funds to finance the continued drilling on our working interests, and for other capital expenses, and such funds may not be available on commercially acceptable terms, if at all.  If we cannot raise funds on acceptable terms, we may not be able to execute on our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations.

We have a Limited Operating History as an Oil and Gas Exploration Company, Which May Hinder our Ability to Successfully Meet Our Objectives

We have a limited operating history as an oil and gas exploration company upon which to base an evaluation of our current business and future prospects. We have only been actively engaged in the oil and gas exploration and development business since June 2007 and do not have an established history of locating and developing properties that have oil and gas reserves. As a result, our ability to succeed in the oil and gas business is unproven. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends and will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies such as ours. We may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause our business, results of operations and financial condition to suffer.  However, to date we have not had difficulty retaining experienced individuals on an independent contractor basis.

Our Proposed Operations Will Require Significant Capital Expenditures for Which We May Not Have Sufficient Funding and If We Do Obtain Additional Financing Our Then Existing Shareholders May Suffer Substantial Dilution.

We intend to make capital expenditures far in excess of our existing capital resources to participate in wells being drilled in our working interests in the Fayetteville Shale Field. We also may be given the opportunity to acquire interests in oil and gas leases in our development area in the ordinary course of our business. If attractive opportunities are presented, our capital needs may increase substantially.

We intend to rely on external sources of financing to meet our capital requirements to participate in wells being drilled on our oil and gas properties, acquire interests in additional oil and gas leases, and to otherwise implement our business plan. We plan to obtain such funding through private placements of our common stock, through sales of interests in entities established to own and hold producing wells, through private offerings in ventures set up specifically to drill wells or lines of credit from financial institutions.

If we fail to obtain the funding that we need when it is required, we may have to forego or delay potentially valuable opportunities to acquire new oil and gas properties or default on existing funding commitments to the operator of our working interests and forfeit or dilute our rights in existing oil and gas properties. In addition, any additional equity financing may involve substantial dilution to our then existing shareholders.  We cannot assure you that we will be able to obtain additional funding when it is required or that it will be available to us on commercially acceptable terms, if at all.

The Successful Implementation of Our Business Plan Is Subject To Risks Inherent In The Oil And Gas Business, Which if Not Adequately Managed Could Result in Additional Losses

The business of exploring for and producing oil and gas involves a substantial risk of investment loss. Drilling oil and gas wells involves the risk that the wells may be unproductive or that, although productive, the wells may not produce oil or gas in economic quantities. In addition, the availability of drilling rigs and the cost and timing of drilling, completing and, if warranted, operating wells is often uncertain. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic if water or other deleterious substances are encountered that impair or prevent the production of oil or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. There can be no assurance that oil and gas will be produced from the properties in which we have interests. Any of these factors could result in a total loss of our investment in a particular well. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs will be charged against earnings as impairments.

In addition, the marketability of oil and gas that may be acquired or discovered may be influenced by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas, gathering systems, pipelines and processing equipment, market fluctuations in oil and gas prices, taxes, royalties, land tenure, allowable production and environmental protection.  We cannot predict how these factors may affect our business.  Our oil and gas leases are located near at least one major pipeline, but before our production is marketed by the operator of our wells, the operator must construct gathering systems, pipelines and processing facilities.  Our failure to obtain such services on acceptable terms could materially harm our business.  We may be delayed in receiving revenue from wells in which we have participated because of delays by our operator in developing pipelines or gathering system capacity.

We Have A Very Small Management Team And The Loss Of Any Member Of This Team May Prevent Us From Implementing Our Business Plan In A Timely Manner; Some Of Our Management Has Substantial Outside Business Interests.

We have three executive officers and a limited number of additional consultants.  Our success depends largely upon the continued services of A. Leon Blaser, our Chief Executive Officer, Greg Holsted, our Chief Financial Officer, and Michael Thompson, our President and Chief Operations Officer.  We do not maintain key person life insurance policies on the lives of any of our officers.  The loss of any of our officers could seriously harm our business, financial condition and results of operations. In such an event, we may not be able to recruit personnel to replace our officers in a timely manner, or at all, on acceptable terms.

Furthermore, the employment agreements with our executive officers permit them to have outside business interests, such that they are not required to devote 100% of their working time to our business.  Mr. Blaser has substantial outside business interests, and estimates that he spends about 80% of his working time on the affairs of EES and us jointly, with about 64% of that time allocable to EES and the remaining 16% allocable to our affairs.  Mr. Thompson also has outside business interests, and estimates that he spends about 95% of his working time on the affairs of EES and us jointly, with about 30% of that time allocable to EES and the remaining 65% allocable to our affairs.  Mr. Holsted devotes all of his time to the affairs of EES and us jointly, with his time split evenly between us and EES. The fact that Messrs. Blaser and Thompson have outside business interests could lessen their focus on our business.

Our Board And Management Have Conflicts Of Interest.

EES owns 77% of our common stock.  In addition, four of our five directors are also directors of EES, and the fifth director is an employee of EES.  Furthermore, all of our officers are also officers of EES, and hold the same positions at EES that they hold with us.  As a consequence, all of our officers and directors have a conflict of interest with respect to any matter involving EES.  We have entered into transactions with EES and certain of our officers and directors which we may be less advantageous to us than if the transaction had been with an unrelated party.  See “Item 7, Certain Relationships and Related Transactions, and Director Independence.”  We will probably also enter into transactions with EES or our officers and directors in the future, and we can provide no assurance that any such transaction will be on arms-length terms.  Among the potential future transactions with EES which are under consideration are: a new management agreement with EES to replace the management agreement which expired on June 30, 2008; continued monthly loans to EES of about $275,000 per month to enable EES to pay its operating expenses and debt service payments; and a possible acquisition of a working interest in EES’s Mirror Image prospect.

Future Growth Could Strain Our Personnel And Infrastructure Resources, and If We Are Unable To Implement Appropriate Controls And Procedures To Manage Our Growth, We May Not Be Able To Successfully Implement Our Business Plan.

We expect to experience rapid growth in our operations, which will place a significant strain on our management, administrative, operational and financial infrastructure. Our future success will depend in part upon the ability of our executive officers to manage growth effectively. This will require us to hire and train additional personnel to manage our expanding operations. In addition, we must continue to

improve our operational, financial and management controls and our reporting systems and procedures.   We will rely upon various companies to provide us with technical assistance and services. We will also rely upon the services of geologists, geophysicists, chemists, engineers and other scientists to explore and analyze oil and gas prospects to determine a method in which the oil and gas prospects may be developed in a cost-effective manner. Although we have developed relationships with a number of third-party service providers, we cannot assure you that we will be able to continue to rely on such persons. If any of these relationships with third-party service providers are terminated or are unavailable on commercially acceptable terms, we may not be able to execute our business plan.  If we fail to successfully manage our growth, we may be unable to execute upon our business plan.

The Oil And Gas Exploration And Production Industry Historically Is A Cyclical Industry And Market Fluctuations In The Prices Of Oil And Gas Could Adversely Affect Our Business.

Prices for oil and gas tend to fluctuate significantly in response to factors beyond our control. These factors include, but are not limited to:

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weather conditions in the United States and elsewhere;

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economic conditions, including demand for petroleum-based products, in the United States and elsewhere;

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actions by OPEC, the Organization of Petroleum Exporting Countries;

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political instability in the Middle East and other major oil and gas producing regions;

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governmental regulations, both domestic and foreign;

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domestic and foreign tax policy;

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the pace adopted by foreign governments for the exploration, development, and production of their national reserves;

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the price of foreign imports of oil and gas;

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the cost of exploring for, producing and delivering oil and gas;

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the discovery rate of new oil and gas reserves;

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the rate of decline of existing and new oil and gas reserves;

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available pipeline and other oil and gas transportation capacity;

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the ability of oil and gas companies to raise capital;

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the overall supply and demand for oil and gas; and

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the availability of alternate fuel sources.

Changes in commodity prices may significantly affect our capital resources, liquidity and expected operating results. Price changes will directly affect revenues and can indirectly impact expected production by changing the amount of funds available to reinvest in exploration and development activities. Reductions in oil and gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment. We do not currently engage in any hedging program to mitigate our exposure to fluctuations in oil and gas prices.

Changes in commodity prices may also significantly affect our ability to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on the value of the properties. Price volatility also makes it difficult to budget for and project the return on acquisitions and the development and exploitation of projects. We expect that commodity prices will continue to fluctuate significantly in the future.

We Are Dependent Upon The Efforts Of Various Third Parties That We Do Not Control And, As A Result, We May Not Be Able To Control The Timing Of Development Efforts, The Associated Costs, Or The Rate Of Production Of Reserves (If Any).

The success of our business is dependent upon the efforts of various third parties that we do not control. At present, we do not serve as the operator for our only project, which is a working interest in the Fayetteville Shale Field. As a result, we have a limited ability to exercise influence over the operations of our interest in the Fayetteville Shale Field or our associated costs. Our dependence on the operator and, where applicable, other working interest owners for this project and our limited ability to influence operations and associated costs could prevent the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of development and exploitation activities on properties operated by others depend upon a number of factors that will be largely outside of our control, including:

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the timing and amount of capital expenditures;

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the operator's expertise and financial resources;

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approval of other participants in drilling wells;

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selection of technology;

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the rate of production of the reserves; and

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the availability of suitable drilling rigs, drilling equipment, production and transportation infrastructure, and qualified operating personnel.

We have entered into a participation agreement with the operator of our working interests in the Fayetteville Shale Field, which imposes certain obligations on us with respect to our participation in wells, as well as other costs that may be incurred in the field, such as geological or seismic costs.   The operator of our working interest in the Fayetteville Shale Field has proposed a drilling schedule which, if it is maintained, will exceed our ability to fund our share of drilling and operating costs without additional capital.  If we are unable to contribute our share of drilling costs in the Fayetteville Shale Field on the schedule set by the operator, the failure will cause us to forfeit our interest in the applicable well or section, and we may be subject to additional onerous penalties.

The Unavailability Or High Cost Of Drilling Rigs, Equipment, Supplies, Personnel And Oil Field Services Could Adversely Affect Our Ability To Execute Our Exploration And Development Plans On A Timely Basis And Within Our Budget.

Our only oil and gas leases are located in the Southwestern United States, which has experienced shortages, and cost increases, of drilling rigs, equipment, supplies or personnel, which could delay or adversely affect our exploitation and exploration operations, and could have a material adverse effect on our business, financial condition and results of operations.

We May Be Required To Write-Down The Carrying Values And/Or Estimates Of Total Reserves Of Our Oil And Gas Properties, Resulting In a Decreased Asset Base

Accounting rules applicable to us require that we review periodically the carrying value of our oil and gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and gas properties.

We May Be Unable To Retain Our Leases And Working Interests In Leases, Which Would Result in Significant Financial Losses

Our oil and gas properties are held under leases which generally require that we drill wells and begin production by a certain date in order to maintain the lease in force.  In some cases, we have the right to delay the commencement of drilling and production for another year by the payment of additional delay rentals.  Our rights in the leases will terminate unless we fulfill our obligations under the terms of our leases and other agreements related to such properties. If we are unable to satisfy these conditions on a timely basis, we will lose our rights in these leases, in which event we will have to write-off our entire investment in the leases. The termination of our interests in these leases may harm our business.

Title Deficiencies Could Render Our Leases Worthless

The existence of a material title deficiency can render a lease worthless and can result in a large expense to our business. The entity that originally acquired our oil and gas leases in the Fayetteville Shale Field elected not to incur the expense of retaining lawyers to examine the title to the leases, nor did we incur the expense of retaining lawyers to examine title to the leases before we acquired our working interests therein.  Instead, the entity that originally acquired our oil and gas leases relied upon the judgment of oil and gas landmen who performed the field work of examining records in the appropriate governmental offices before executing the leases. This is customary practice in the oil and gas industry.  As a result, we may be unaware of deficiencies in the marketability of the title to the lease.  Such deficiencies may render a lease worthless.  The operator of our working interests has since retained counsel to examine title to all of our lease, and has already examined title to any of our leases on which a well has been drilled. To date, our operator has not notified us of any material title deficiencies in our leases.  While our leases typically provide a title warranty, and the right to recover our lease costs from the lessor in the event of a title deficiency, there is no assurance that the lessors will be financially able to repay our lease costs.

If We Or Our Operators Fail To Maintain Adequate Insurance, Our Business Could Be Materially And Adversely Affected

Our operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, earthquakes and other environmental risks. These risks could result in substantial losses due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage, and suspension of operations. We could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations.

Our operator is required to maintain insurance of various types to cover operations on our oil and gas leases with policy limits and retention liability customary in the industry. Therefore, we do not plan to acquire our own insurance coverage for such prospects. The occurrence of a significant adverse event on such prospects that is not fully covered by insurance could result in substantial losses to us, which could have a material adverse effect on our financial condition and results of operations.

Complying With Environmental And Other Government Regulations Could Be Costly And Could Negatively Impact Our Production

Our business is governed by numerous laws and regulations at various levels of government. These laws and regulations govern the operation and maintenance of our facilities, the discharge of materials into the environment and other environmental protection issues. Such laws and regulations may, among other potential consequences, require that we acquire permits before commencing drilling and restrict the substances that can be released into the environment with drilling and production activities.

Under these laws and regulations, we could be liable for personal injury, clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. Prior to commencement of drilling operations, our operator may secure limited insurance coverage for sudden and accidental environmental damages as well as environmental damage that occurs over time. However, we do not believe that insurance coverage for the full potential liability of environmental damages is available at a reasonable cost. Accordingly, we could be liable, or could be required to cease production on properties, if environmental damage occurs.

The costs of complying with environmental laws and regulations in the future may harm our business. Furthermore, future changes in environmental laws and regulations could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

The Oil And Gas Industry Is Highly Competitive, and We May Not Have Sufficient Resources to Compete Effectively

The oil and gas industry is highly competitive. We compete with oil and natural gas companies and other individual producers and operators, many of which have longer operating histories and substantially greater financial and other resources than we do, as well as companies in other industries supplying energy, fuel and other needs to consumers. Our larger competitors, by reason of their size and relative financial strength, can more easily access capital markets than we can and may enjoy a competitive advantage in the recruitment of qualified personnel. They may be able to absorb the burden of any changes in laws and regulation in the jurisdictions in which we do business and handle longer periods of reduced prices for oil and gas more easily than we can. Our competitors may be able to pay more for oil and gas leases and properties and may be able to define, evaluate, bid for and purchase a greater number of leases and properties than we can. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to acquire additional properties in the future will depend upon our ability to conduct efficient operations, evaluate and select suitable properties, implement advanced technologies and consummate transactions in a highly competitive environment.

There Is A Limited Market For Our Common Stock

The trading market for our common stock is limited. Our common stock is not yet eligible for trading on any national or regional securities exchange or the Nasdaq Stock Market.  Though we have plans to migrate to a national securities exchange, we have yet to be successful in this endeavor.  Our common stock is currently eligible only for trading on the Pink Sheets. This market tends to be substantially less liquid than national and regional securities exchanges, the Nasdaq Stock Market, or even the OTC Bulletin Board. We cannot provide you with any assurance that a more active trading market for our common stock will develop, or if such a market develops, that it will be sustained.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

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that a broker or dealer approve a person's account for transactions in penny stocks; and

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the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

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obtain financial information and investment experience objectives of the person; and

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make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

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sets forth the basis on which the broker or dealer made the suitability determination; and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We Incur Significant Costs As A Result Of Operating As A Public Company. Our Management Has Identified Material Weaknesses In Our Internal Control Over Financial Reporting, Which We Are Required To Remedy.  We May Not Have Sufficient Personnel For Our Financial Reporting Responsibilities, Which May Result In The Untimely Close Of Our Books And Record And Delays In The Preparation Of Financial Statements And Related Disclosures.

As a registered public company, we will experience an increase in legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as new rules subsequently implemented by the SEC, has imposed various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that we report on the effectiveness of our internal control over financial reporting and disclosure controls and procedures. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

If we are not able to comply with the requirements of Sarbanes-Oxley Act, or if we or our independent registered public accounting firm identifies additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC and other regulatory authorities.

ITEM 2. FINANCIAL INFORMATION.

Disclosure Regarding Forward Looking Statements

This Form 10 includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (“Forward Looking Statements”). All statements other than statements of historical fact included in this report are Forward Looking Statements. In the normal course of our business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time-to-time issue certain statements, either in writing or orally, that contain or may contain Forward-Looking Statements. Although we believe that the expectations reflected in such Forward Looking Statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, past and possible future, of acquisitions and projected or anticipated benefits from acquisitions made by or to be made by us, or projections involving anticipated revenues, earnings, levels of capital expenditures or other aspects of operating results. All phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are outside of our control and any one of which, or a combination of which, could materially affect the results of our proposed operations and whether Forward Looking Statements made by us ultimately prove to be accurate. Such important factors (“Important Factors”) and other factors could cause actual results to differ materially from our expectations are disclosed in this report. All prior and subsequent written and oral Forward Looking Statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Important Factors described below that could cause actual results to differ materially from our expectations as set forth in any Forward Looking Statement made by or on behalf of us.

Overview

We are an oil and gas exploration, development and production company.  During fiscal 2007, we acquired a working interest in over 45,000 acres of leases in the Fayetteville Shale Field in Arkansas.  Our corporate strategy is to continue building value through the development and acquisition of gas and oil assets that exhibit consistent, predictable, and long-lived production. Our current focus is on developing our working interest in the Fayetteville Shale Field in Arkansas, and secondarily the acquisition of other oil and gas interests.

We intend to continue seeking acquisition opportunities which compliment our current focus. We intend to fund our development activity primarily through proceeds from private placements and be enlisting third parties to participate in wells as working interest owners.

Our revenue, profitability, and future growth rate depend substantially on factors beyond our control, such as economic, political, and regulatory developments and competition from other sources of energy. Oil and natural gas prices historically have been volatile and may fluctuate widely in the future. Sustained periods of low prices for oil or natural gas could materially and adversely affect our financial position, our results of operations, the quantities of oil and natural gas reserves that we can economically produce and our access to capital.

Results of Operations

Years ended December 31, 2007 and 2006

We had no revenues in the years ended December 31, 2007 and 2006.

We reported losses from operations during the years ended December 31, 2007 and 2006 of ($1,118,204) and ($150,000), respectively.   The increase in loss from operations in 2007 as compared to 2006 was primarily attributable to increased general and administrative expenses resulting from the acquisition of leases in the Fayetteville Shale, and activities associated with the commencement of drilling operations on our leases. In particular, general and administrative expenses increased to $1,117,894 in the year ended December 31, 2007 as compared to $150,000 in the year ended December 31, 2006, an increase of $967,894.  Significant factors in the increase in general and administrative expenses were:

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Management compensation increased to $175,000 in the year ended December 31, 2007, as compared to $0 in the year ended December 31, 2006, as the result of the three officers drawing compensation in 2007 as compared to no officers in 2006.

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Management fees increased to $600,000 in the year ended December 31, 2007, as compared to $0 in the year ended December 31, 2006, as the result of management agreement signed with our majority shareholder.

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Director compensation increased to $237,521 in the year ended December 31, 2007, as compared to $0 in the year ended December 31, 2006, as a result of 800,000 warrants issued to our directors, and the institution of a policy of paying cash compensation to directors for quarterly meetings.

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We incurred $15,625 in transfer agent fees in 2007, as compared to none in 2006, largely as a result of costs incurred to change transfer agents during the year.

We reported net other income of $3,162,239 in the year ended December 31, 2007, as compared to net other expenses of ($1,500) in the year ended December 31, 2006.  Significant factors in net other income (expense) in 2007 as compared to 2006 were:

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In 2007, we recorded a gain of $3,189,384 from the sale of an undivided 75% interest in our working interests in the Fayetteville Shale field.

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In 2007, we recorded interest income of $145,743, and interest expense of ($13,860), as compared to ($1,500) of interest expense in 2006.  Interest income increased substantially as a result of the investment of the proceeds of the sale of a portion of our working interests in the Fayetteville Shale Field in August 2007.

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In 2007, we recorded a loss of ($177,400) resulting from the repurchase of overriding royalty interests for $8,600,000, and a gain of $6,100 in 2007 resulting from the conversion of debt.

In 2007, we reported net income of $2,031,773, as compared to a net loss of ($151,500) in 2006.

Three Months ended March 31, 2008 and 2007

During the three months ended March 31, 2008, we reported revenues of $88,406, as compared to revenues of $0 in the three months ended March 31, 2007.  Our revenues in 2008 were from our share of production from the first wells drilled on our gas leases in the Fayetteville Shale.  In 2007, we had no operations.

We reported losses from operations during the three months ended March 31, 2008 and 2007 of ($392,455) and $0, respectively.   The increase in loss from operations in 2008 as compared to 2007 was primarily attributable to increased general and administrative expenses resulting from associated with the commencement of drilling operations on our leases. In particular, general and administrative expenses increased to $480,112 in the three months ended March 31, 2008 as compared to $0 in the three months ended March 31, 2007, an increase of $480,112.  Significant factors in the increase in general and administrative expenses were:

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Management compensation increased to $75,168 in the three months ended March 31, 2008, as compared to $0 in the three months ended March 31, 2007, as the result of the three officers drawing compensation in 2008 as compared to no officers in 2007.

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Management fees increased to $300,000 in the three months ended March 31, 2008, as compared to $0 in the three months ended March 31, 2007, as the result of management agreement signed with our majority shareholder.

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Professional fees increased to $27,899 in the three months ended March 31, 2008, as compared to $0 in the three months ended March 31, 2007, as the result of audit costs associated with an audit of our financial statements, and legal expenses associated with our oil and gas operations.

We reported net other income of $22,059 in the three months ended March 31, 2008, as compared to net other income of $0 in the three months ended March 31, 2007.  Significant factors in net other income (expense) in 2008 as compared to 2007 were:

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In 2007, we recorded interest income of $22,059, as compared to $0 of interest income (expense) in 2006.  Interest income increased substantially as a result of the investment of the proceeds of the sale of a portion of our working interests in the Fayetteville Shale Field in August 2007.

In the three months ended March 31, 2008, we reported a net loss of ($370,396), as compared to a net loss of ($0) in the three months ended March 31, 2007.

Liquidity and Sources of Capital

Our consolidated balance sheet as of March 31, 2008, reflects cash and equivalents of $321,360, total current assets of $5,435,842 at historical cost, total current liabilities of $607,311, and working capital of $4,828,531.  A significant portion of our current liabilities represent advances made by related parties, and a significant portion of our current assets represent advances to our majority shareholder, Environmental Energy Services, Inc.  Our liquidity declined somewhat at March 31, 2008, as compared to December 31, 2007, as a result of $808,638 invested in drilling expenses on our leases in the Fayetteville Shale, loans of $148,616 to our majority shareholder, and the repayment of $627,567 of indebtedness to A. Leon Blaser and Bruce Blaser, two of our directors, that was incurred in 2007 in connection with the purchase of a royalty interest held by them in certain of our Fayetteville Shale leases.

We believe that we have sufficient liquidity to satisfy our current general and administrative expenses and fund projected capital investment in wells through September 2008.  However, we need substantial additional capital to fund the development of our oil and gas fields beyond September 2008.  In particular, we project that our share of drilling and completion costs for wells drilled in the Fayetteville Shale Field in the second half of fiscal 2008 will be approximately $1,500,000 to $2,000,000. We also need approximately $55,000 per month for our operating costs, and EES, our majority shareholder, needs approximately $375,000 per month to enable it to pay its operating expenses and service indebtedness, which it historically has obtained from us.  From July 1, 2007 to June 30, 2008, we paid EES $100,000 per month under a management agreement, and loaned EES the balance of the funds it needed.  We are in the process of developing a new management agreement between EES and ourselves to compensate EES for services provided after July 1, 2008, that will provide for a monthly management fee in an undetermined amount.

We have currently paid for our share of drilling costs in 57 wells in the Fayetteville Shale Field, but are only receiving revenues from a small portion of the wells due to normal delays in connecting the wells to a gas gathering system.  Based on production from the wells which are currently producing revenue, we project that revenue from the wells for which we have paid all drilling costs will be sufficient to pay all of our operating expenses and provide EES with the funds it needs to pay its expenses and service indebtedness, with a some excess cash flow that can used to invest in additional wells.  Therefore, in the event we are unable to raise capital, we will probably be forced to opt out of some new wells that are being drilled in the Fayetteville Shale Field, but the lack of capital would not jeopardize our ability to continue operating as a business.

We plan to obtain such funding through private placements of our common stock, through sales of interests in entities established to own and hold producing wells, through private offerings in ventures set up specifically to drill wells or lines of credit from financial institutions.  In the event we are unable to meet our share of drilling and completion costs for a well, we will forfeit our interest in the well if we have previously participated in a well in that section, or the entire section if the well is the first well drilled in the section, in which case we would have to write off our investment in the underlying leases at issue.  It is not possible at this time to quantify the amount of lease investment we will have to write off if we are unable to meet our drilling commitment.

There is no assurance that we will be able to raise the necessary capital, or that the terms under which we can raise capital will be favorable to existing shareholders.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect our reported results of operations and the amount of reported assets, liabilities and proved oil and natural gas reserves. Some accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Actual results may differ from the estimates and assumptions used in the preparation of our consolidated financial statements. Described below are the most significant policies we apply in preparing our consolidated financial statements, some of which are subject to alternative treatments under accounting principles generally accepted in the United States of America. We also describe the most significant estimates and assumptions we make in applying these policies. See Results of Operations above and Item 7. Financial Statements – Note A, “Summary of Significant Accounting Policies,” for a discussion of additional accounting policies and estimates made by management.

Oil and Natural Gas Activities

Accounting for oil and natural gas activities is subject to unique rules. Two generally accepted methods of accounting for oil and natural gas activities are available - successful efforts and full cost. The most significant differences between these two methods are the treatment of unsuccessful exploration costs and the manner in which the carrying value of oil and natural gas properties are amortized and evaluated for impairment. The successful efforts method requires unsuccessful exploration costs to be expensed as they are incurred upon a determination that the well is uneconomical while the full cost method provides for the capitalization of these costs. Both methods generally provide for the periodic amortization of capitalized costs based on proved reserve quantities. Impairment of oil and natural gas properties under the successful efforts method is based on an evaluation of the carrying value of individual oil and natural gas properties against their estimated fair value, while impairment under the full cost method requires an evaluation of the carrying value of oil and natural gas properties included in a cost center against the net present value of future cash flows from the related proved reserves, using period-end prices and costs and a 10% discount rate.

Full Cost Method

We use the full cost method of accounting for our oil and natural gas activities. Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas properties are capitalized into a cost center (the amortization base). Such amounts include the cost of drilling and equipping productive wells, dry hole costs, lease acquisition costs and delay rentals. All general and administrative costs unrelated to drilling activities are expensed as incurred. The capitalized costs of our oil and natural gas properties, plus an estimate of our future development and abandonment costs, are amortized on a unit-of-production method based on our estimate of total proved reserves. Our financial position and results of operations could have been significantly different had we used the successful efforts method of accounting for our oil and natural gas activities.

Proved Oil and Natural Gas Reserves

Estimates of our proved reserves included in this report are prepared in accordance with accounting principles generally accepted in the United States of America and SEC guidelines. Our engineering estimates of proved oil and natural gas reserves directly impact financial accounting estimates, including depreciation, depletion and amortization expense and the full cost ceiling limitation. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under period-end economic and operating conditions. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The accuracy of a reserve estimate is a function of: (i) the quality and quantity of available data; (ii) the interpretation of that data; (iii) the accuracy of various mandated economic assumptions and (iv) the judgment of the persons preparing the estimate. The data for a given reservoir may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Changes in oil and natural gas prices, operating costs and expected performance from a given reservoir also will result in revisions to the amount of our estimated proved reserves.

Our estimated proved reserves for the years ended December 31, 2007 were prepared by Netherland, Sewell, an independent oil and natural gas reservoir engineering consulting firm. For more information regarding reserve estimation, including historical reserve revisions, refer to Item 7. Financial Statements —“Supplemental Oil and Gas Information.”

Depreciation, Depletion and Amortization

Our rate of recording depreciation, depletion and amortization expense (DD&A) is primarily dependent upon our estimate of proved reserves, which is utilized in our unit-of-production method calculation. If the estimates of proved reserves were to be reduced, the rate at which we record DD&A expense would increase, reducing net income. Such a reduction in reserves may result from lower market prices, which may make it non-economic to drill for and produce higher cost reserves.

Full Cost Ceiling Limitation

Under the full cost method, we are subject to quarterly calculations of a ceiling or limitation on the amount of our oil and natural gas properties that can be capitalized on our balance sheet. If the net capitalized costs of our oil and natural gas properties exceed the cost center ceiling, we are subject to a ceiling test writedown to the extent of such excess. If required, it would reduce earnings and impact stockholders’ equity in the period of occurrence and result in lower amortization expense in future periods. The discounted present value of our proved reserves is a major component of the ceiling calculation and represents the component that requires the most subjective judgments. However, the associated prices of oil and natural gas reserves that are included in the discounted present value of the reserves do not require judgment. The ceiling calculation dictates that prices and costs in effect as of the last day of the quarter are held constant. However, we may not be subject to a writedown if prices increase subsequent to the end of a quarter in which a writedown might otherwise be required. If oil and natural gas prices decline, even if for only a short period of time, or if we have downward revisions to our estimated proved reserves, it is possible that writedowns of our oil and natural gas properties could occur in the future.

Future Development and Abandonment Costs

Future development costs include costs incurred to obtain access to proved reserves such as drilling costs and the installation of production equipment. Future abandonment costs include costs to dismantle and relocate or dispose of our production facilities, gathering systems and related structures and restoration costs. We develop estimates of these costs for each of our properties based upon their geographic location, type of production structure, well depth, currently available procedures and ongoing consultations with construction and engineering consultants. Because these costs typically extend many years into the future, estimating these future costs is difficult and requires management to make judgments that are subject to future revisions based upon numerous factors, including changing technology and the political and regulatory environment. We review our assumptions and estimates of future development and future abandonment costs on an annual basis.

Asset Retirement Obligations

We expect to have significant obligations to remove tangible equipment and facilities and to restore land at the end of oil and gas production operations. Our removal and restoration obligations are associated with plugging and abandoning wells. Estimating the future restoration and removal costs will be difficult and will require us to make estimates and judgments because most of the removal obligations are many years in the future and contracts and regulations often have vague descriptions of what constitutes removal. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety and public relations considerations. Inherent in the present value calculations are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlements and changes in the legal, regulatory, environmental and political environments.

Allocation of Purchase Price in Business Combinations

As part of our business strategy, we actively pursue the acquisition of oil and natural gas properties. The purchase price in an acquisition is allocated to the assets acquired and liabilities assumed based on their relative fair values as of the acquisition date, which may occur many months after the announcement date. Therefore, while the consideration to be paid may be fixed, the fair value of the assets acquired and liabilities assumed is subject to change during the period between the announcement date and the acquisition date.  Our most significant estimates in our allocation typically relate to the value assigned to future recoverable oil and natural gas reserves and unproved properties.  As the allocation of the purchase price is subject to significant estimates and subjective judgments, the accuracy of this assessment is inherently uncertain.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

ITEM 3. PROPERTIES.

We currently lease 3,174 square feet of space  at 3350 Americana Terrace, Suites 215 and 320, Boise, Idaho 83706 from Americana Terrace, LLC.  The term of the lease is three years from June 1, 2008 to May 31, 2011.  The monthly lease payments are $4,761 per month, provided that the rent may increase each year, at the lessor’s discretion, by our proportionate share of any increase in the lessor’s annual operating expenses over the lessor’s annual operating expenses in 2008.  The office space is leased from an entity which is majority owned and controlled by A. Leon Blaser and Bruce Blaser.   See Item 7, Certain Relationships and Related Transactions, and Director Independence.

A description of our oil and gas properties is included in Item 1. Description of Business and is incorporated herein by reference.

We believe that we have satisfactory title to the properties owned and used in our business, subject to liens for taxes not yet payable, liens incident to minor encumbrances, liens for credit arrangements and easements and restrictions that do not materially detract from the value of these properties, our interests in these properties, or the use of these properties in our business. We believe that our properties are adequate and suitable for us to conduct business in the future.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth certain information, as of June 30, 2008, with respect to the beneficial ownership of our common stock by (i) all of our directors, (ii) each of our executive officers named in the Summary Compensation Table, (iii) all of our directors and named executive officers as a group, and (iv) all persons known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Environmental Energy Services, Inc. 3350 Americana Terrace Suite 215 Boise, Idaho 83706-2506	69,724,378	76.7%

A. Leon Blaser (2) 3350 Americana Terrace Suite 200 Boise, Idaho 83706-2506	235,000	0.3%

Michael Thompson (3) 3350 Americana Terrace Suite 215 Boise, Idaho 83706-2506	235,000	0.3%

Greg Holsted (4) 3350 Americana Terrace Suite 215 Boise, Idaho 83706-2506	240,000	0.3%

Vaughn Featherstone (5) 1486 Churchill Downs Sandy, Utah 84092	200,000	0.2%

Bruce Blaser (6) 3350 Americana Terrace Suite 200 Boise, Idaho 83706-2506	200,000	0.2%

All Officers and Directors as a Group	1,110,000	1.3%

(1) Based upon 90,892,804 shares issued and outstanding as of June 30, 2008.

(2) Mr. Blaser's shares include 35,000 shares owned outright by Mr. Blaser and 200,000 shares that Mr. Blaser has the right to acquire pursuant to warrants to purchase shares of Common Stock at $1.00 per share.

(3) Mr. Thompson’s shares include 35,000 shares owned outright by Mr. Thompson and 200,000 shares that Mr. Thompson has the right to acquire pursuant to warrants to purchase shares of Common Stock at $1.00 per share.

(4) Mr. Holsted’s shares include 40,000 shares owned outright by Mr. Holsted and 200,000 shares that Mr. Holsted has the right to acquire pursuant to warrants to purchase shares of Common Stock at $1.00 per share.

(5) Mr. Featherstone’s shares include 200,000 shares that Mr. Featherstone has the right to acquire pursuant to warrants to purchase shares of Common Stock at $1.00 per share.

(6)  Bruce Blaser’s shares include 200,000 shares that Mr. Blaser has the right to acquire pursuant to warrants to purchase shares of Common Stock at $1.80 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 about our outstanding compensation plans under which shares of stock have been authorized:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders	--	--	--
Equity compensation plans not approved by security holders			--
Warrants (1)	800,000	1.00	-
Restricted Stock (2)	2,726,676	-	-
Total	3,526,676	-	-

(1)

On June 1, 2007, we issued 200,000 warrants to purchase common stock to each of our four directors.  The warrants are exercisable at $1.00 per share, have a term of five years, and are exercisable in full immediately.

(2)

Effective June 1, 2007, we entered into employment agreements with three officers, under which each officer is entitled to a grant of common stock equal to 1% of our outstanding common stock in the event one of the following occurs:  (a) the average market price of our common stock over any ten day period equals or exceeds $8.00 per share, adjusted for any forward or reverse stock splits; or (b) a change of control occurs, which is defined to be the election by shareholders of persons to fill a majority of the board seats who were not nominated or approved by the existing board prior to the election.  For purposes of the foregoing table, we have estimated that each officer is entitled to receive 908,892 shares under the employment agreement provisions, which is 1% of our outstanding shares at year end.

(3)

Prior to January 1, 2006, we accounted for the cost of all options issued to directors, officers and consultants using the intrinsic value method of accounting prescribed by APB Opinion No. 25 “Accounting for Stock Issued to Employees.”   On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and warrants based on estimated fair values.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

Listed below are the directors and executive officers of the Company.

Name	Age	Present Positions with Company
A. Leon Blaser	64	Chairman and Chief Executive Officer
Greg Holsted	41	Chief Financial Officer, Secretary, Director
Michael Thompson	38	Chief Operating Officer, President, Director
Vaughn Featherstone	76	Director
Bruce Blaser	60	Director

The following information sets forth the backgrounds and business experience of the directors and executive officers.

A. Leon Blaser, Ph.D. has served as our chief executive officer and a member of our board since May 2007. Mr. Blaser is involved in several private business enterprises and, since 1990, has served principally as the President of Interwest Development, Inc., an Idaho land development company.  Mr. Blaser is also the chairman, chief executive officer and significant stockholder of EES, which is our controlling shareholder.  EES’s common stock is registered under the 1934, and is traded on the Pink Sheets under the symbol “EESV.”

Greg Holsted has served as our Chief Financial Officer and Secretary and a member of our board since May 2007.   Since November 2000 to the present, Mr. Holsted has served as chief financial officer and secretary of EES, which is our controlling shareholder.  Mr. Holsted is also a director of EES.  EES’s common stock is registered under the 1934, and is traded on the Pink Sheets under the symbol “EESV.”

Vaughn J. Featherstone has served as a member of our board since May 2007.  Mr. Featherstone is an elder in The Church of Jesus Christ of Latter-Day Saints, and has held various positions in the Church over the last thirty years.  From 2003 to 2006, Mr. Featherstone served in the dual capacity of as emeritus general authority and temple president in Logan, Utah.  He retired from full-time church service in 2006.  In 2001 and 2002, Mr. Featherstone was a regional president of the Church in the Philippines.  Mr. Featherstone has also served in various capacities with the Boy Scouts of America during his career, but is not currently active with that organization.  Mr. Featherstone is also a director of EES, which is our controlling shareholder.  EES’s common stock is registered under the 1934, and is traded on the Pink Sheets under the symbol “EESV.”

Michael Thompson has served as our Chief Operating Officer and a member of our board since May 2007. Mr. Thompson is also the chief operating officer and a director of EES, which is our controlling shareholder.  EES’s common stock is registered under the 1934, and is traded on the Pink Sheets under the symbol “EESV.”  Prior to joining us, Mr. Thompson was a founder, president and chief executive officer of Mindshare International, a sales services firm focused on setting up distribution for manufacturers wanting to enter or fortify international markets. Mr. Thompson has a degree in Japanese from Brigham Young University, and reads, writes, and speaks the language fluently.

Bruce Blaser was appointed to the board of directors on April 1, 2008.  Mr. Blaser graduated from Boise State University with a Bachelors Degree in Business Management/Finance in 1973.  He was worked in the private development of real estate projects since the 1970’s.  In 1981, Mr. Blaser cofounded Interwest Financial where he was put in charge of entitlements and legal affairs for the company and was instrumental in ultimately developing 14 energy projects, including hydroelectric, geothermal, and biomass projects.  Mr. Blaser was also a co-founder of Sanafill, a waste energy company in 1989.  In 1992, Mr. Blaser was a founder, investor and officer in Wastmasters, Inc., a predecessor to the EES, where he handled permitting and legal contracts for the company. Mr. Blaser is currently an employee of EES.

None of the above directors and executive officers has been involved in any legal proceedings as listed in Regulation S-K, Item 401(f).

Michael Thompson is the son-in-law of A. Leon Blaser.  A. Leon Blaser and Bruce Blaser are brothers.

Board Of Directors

Our board currently consists of five directors. During 2007, our board of directors had three meetings.  All directors attended every meeting held during the time in which they served as directors.  There have been no material changes to the procedures by which security holders may recommend nominees to the board of directors.

Board Committees

We do not have an audit, nominating or compensation committee.  We intend, however, to establish an audit committee and a compensation committee of our Board of Directors in the future. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditor, evaluating our accounting policies and our system of internal controls. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

We do not have an audit committee financial expert on our board. We are currently in discussions with its outside board members about designating one of them to serve as the audit committee financial expert, but has not made a decision at this time.

Code of Ethics

Our Board of Directors has not yet adopted a Code of Business Conduct and Ethics.

ITEM 6. EXECUTIVE COMPENSATION.

The following table sets forth the compensation earned by our named Executive Officers during the last three fiscal years and other officers who received compensation in excess of $100,000 during any of the last three fiscal years. In accordance with Item 402(a)(5), we have omitted certain columns from the table required by Item 402(c).  Compensation information for 2006 has been omitted because it is not required pursuant to Item 402(c), Instruction 1.

Summary Compensation Table

Name and Principal Position	Year	Salary $	Option Awards $ (4)	All Other Compensation $	Total $

A. Leon Blaser, Chairman and CEO (1)	2007	58,333	54,880	5,250	116,463

Greg Holsted, CFO (2)	2007	58,333	54,880	5,250	116,463

Michael Thompson, President (3)	2007	58,333	54,880	5,250	116,463

Sherman Hawkes (4)	2007	-	-	-	-

James Ditanna (5)	2007	-	-	-	-

(1)

Mr. Blaser has served as our Chairman and CEO since May 2007.  During 2007, we paid Mr. Blaser a base salary of $58,333 under an employment agreement dated June 1, 2007 which provides for annual base salary of $100,000 per year.  Upon his appointment as a director, we issued Mr. Blaser 200,000 warrants to purchase our Common Stock at $1.00 per share, which resulted in an expense of $54,880.  We also paid Mr. Blaser $5,250 in director’s fees.  Mr. Blaser’s compensation in 2007 does not include a gain he realized from the reconversion of an overriding royalty in certain of our leases into a debt obligation of $4,200,000, because the transaction was a reversal of the prior year’s debt conversion.

(2)

Mr. Holsted has served as our Chief Executive Officer and a director since May 2007.  During 2007, we paid Mr. Holsted a base salary of $58,333 under an employment agreement dated June 1, 2007 which provides for annual base salary of $100,000 per year.  Upon his appointment as a director, we issued Mr. Holsted 200,000 warrants to purchase our Common Stock at $1.00 per share, which resulted in an expense of $54,880.  We also paid Mr. Holsted $5,250 in director’s fees.

(3)

Mr. Thompson has served as our Chief Operating Officer and a director since May 2007.  During 2007, we paid Mr. Thompson a base salary of $58,333 under an employment agreement dated June 1, 2007 which provides for annual base salary of $100,000 per year.  Upon his appointment as a director, we issued Mr. Thompson 200,000 warrants to purchase our Common Stock at $1.00 per share, which resulted in an expense of $54,880.  We also paid Mr. Thompson $5,250 in director’s fees.

(4)

Sherman Hawkes served as our Chief Executive Officer from May 11, 2007 to May 19, 2007.

(5)

James Ditanna served as our Chief Executive Officer from July 19, 2006 to May 11, 2007.

(6)

The dollar amount recognized for financial statement reporting purposes of the fair value of option/warrant awards was determined in accordance with FAS 123R.  None of the awards are subject to forfeiture based upon service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in “Note I - Stock Warrants” to the audited consolidated financial statements included in the report. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

We did not grant any stock options or stock appreciation rights to our named executive officers in the last fiscal year, other than as described above.  We did not make any award to any named executive officer under any long-term incentive plan in the last fiscal year.  We did not reprice any options or stock appreciation rights during the last fiscal year.

Employment Agreements

We entered into employment agreements with Messrs. Blaser, Holsted and Thompson on June 1, 2007, which provide as follows:

•

That Messrs. Blaser, Holsted and Thompson each receive annual salaries of $100,000 per year.

•

The officers’ employment is subject to standard provisions requiring that they maintain the confidentiality of  company information, and prohibiting their competition with Blaze or soliciting employees of Blaze during and after the termination of their employment with Blaze;

•

If the average stock price for any ten day period equals or exceeds $8.00 per share, then each officer will be paid a bonus equal to 1% of Blaze’s outstanding Common Stock, not to exceed 1,000,000 shares, not including any shares issued or issuable under identical provisions in the employment agreements of other officers.  The officer will be responsible for payment of employment taxes associated with the bonus.

•

In the event of a change of control of Blaze, each officer shall receive a bonus equal to 1% of the Blaze’s outstanding Common Stock, not including any shares issued or issuable under identical provisions in the employment agreements of other officers.  The officer will be responsible for payment of employment taxes associated with the bonus.  A “change of control” will occur if persons are elected by a vote of shareholders of Blaze to fill a majority of the positions on the board of directors of Blaze who were not nominated or approved by the existing board of directors prior to their election to the board.

•

Each officer will receive three weeks paid time off, insurance benefits and right to participant in 401(k) to the extent provided to other officers.

•

Each officer is not required to devote 100% of their time to Blaze’s affairs and is specifically allowed to continue other outside business or consulting obligations.

•

Each officer’s employment contract provides that the benefits thereunder are supplemental incentive or bonus compensation that is in addition to, and not lieu of, the officer’s right to compensation from us.

Outstanding Equity Awards At Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Exercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Leon Blaser	800,000	-	-	1.00	6/4/2012	-	-	908,892	3,944,951
Greg Holsted	800,000	-	-	1.00	6/4/2012	-	-	908,892	3,944,951
Michael Thompson	800,000	-	-	1.00	6/4/2012	-	-	908,892	3,944,951

Effective June 1, 2007, Blaze entered into employment agreements with Messrs. Blaser, Holsted and Thompson, under which each officer is entitled to a grant of common stock equal to 1% of Blaze’s outstanding common stock in the event one of the following occurs:  (a) the average market price of its common stock over any ten day period equals or exceeds $8.00 per share, adjusted for any forward or reverse stock splits, provided that no more than one million shares of Blaze may be issued if his condition is satisfied; or (b) a change of control occurs, which is defined to be the election by shareholders of persons to fill a majority of the board seats of Blaze who were not nominated or approved by the existing board of Blaze prior to the election.  For purposes of the foregoing table, we have estimated that each officer is entitled to receive 908,892 shares of Blaze common stock under the employment agreement provisions, which is 1% of our outstanding shares at year end, and that the market value of the Blaze shares was $3,944,951, based upon a year end market price of $4.34 per share.  Messrs. Blaser, Holsted and Thompson also received 200,000 warrants to purchase Blaze common stock at $1.00 per share for serving as directors of Blaze.   The warrants are exercisable for five years and are fully vested.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Vaughn Featherstone (1)	$5,250	0	$54,880	0	0	0	$60,130

(1)

Mr. Featherstone’s compensation consists of director’s fees of $5,250, and the fair value of 200,000 warrants to purchase Blaze common stock, which resulted in an expense of $54,880.

(2)

The dollar amount recognized for financial statement reporting purposes of the fair value of option/warrant awards was determined in accordance with FAS 123R.  None of the awards are subject to forfeiture based upon service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in “Note I - Stock Warrants” to the audited consolidated financial statements included in the report. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named director.

Directors are entitled to compensation of $7,000 per year for four quarterly board meetings per year.  Directors are entitled to reimbursement for expenses in attending meetings.  In addition, at the time of their appointment to the board, directors are entitled to 200,000 warrants to purchase common stock at the market price on the date of the appointment. All warrants are exercisable immediately and have a term of five years from the date of appointment.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Settlement of Overriding Royalty Interest

In 2006, EES agreed to convert $9,500,000 of unsecured demand loans into an aggregate 4.275% overriding royalty interest in its working interest in the Remaining AMI section of the Fayetteville Shale Field.  In April 2007, EES granted Julius W. Basham, a director of EES, an additional 0.045% overriding royalty interest in its working interest in the Remaining AMI section of the Fayetteville Shale Field.  On June 26, 2007, we acquired EES’s interest in the Fayetteville Shale Field, and it was burdened by the overriding royalty interests previously granted by EES therein.

On August 3, 2007, we sold a 75% undivided interest in our working interest in the Fayetteville Shale Field to an unrelated third party.  In connection with the sale, we warranted that the working interest was free and clear of the overriding royalty interests previously granted therein.  Accordingly, we agreed to buyout certain overriding royalty owners by repaying the actual cash amounts paid by them for the overriding royalty interest, being $8,600,000.  Of that amount, $8,400,000 was payable to Mr. Blaser and his brother, and $100,000 was payable to Mr. Basham.  The remaining $100,000 was payable to an unrelated third party.  Mr. Blaser believed he acquired the overriding royalty of a third party (which would have been convertible into $1,000,000 under the terms offered to the other overriding royalty owners) as part of a restructuring of a private real estate venture in which Mr. Blaser and the royalty holder were members.  However, Mr. Blaser was not able to locate or recreate documents confirming his acquisition of the overriding royalty by the time this report is being filed.  Accordingly, we have treated the transaction is if has not taken place, and will instead record Mr. Blaser’s acquisition of the overriding royalty and subsequent conversion into debt in the period in which Mr. Blaser provides us with documentary evidence that he has acquired the overriding royalty interest.  As of December 31, 2007, we still owed Mr. Blaser and his brother $854,388 of the amount due for the buyout of their overriding royalty interests.

Transactions with EES

In May 2007, we reached an oral agreement with EES, under which our sole officer and director resigned and four persons who were officers or directors of EES were appointed to our board (A. Leon Blaser, Greg Holsted, Michael Thompson and Vaughn Featherstone).  Messrs. Blaser, Holsted, Thompson and Featherstone did not own any equity interests in Blaze at that time.  Effective June 26, 2007, EES conveyed EESV Fayetteville, Inc. (“EESV Fayetteville”) to us in consideration for 70,000,000 shares of our common stock.  Prior the transaction, EESV Fayetteville was a wholly owned subsidiary of EES, and owned EES’s working interests in the Fayetteville Shale Field.  At the time of the transaction, we had outstanding 17,665,804 shares of common stock, and were obligated to issue approximately 2,100,000 more shares under a convertible note, and thus had outstanding approximately 19,765,804 on a fully diluted basis.  Accordingly, EES acquired ownership of approximately 79.8% of our common stock as a result of the transaction (77.3% on a fully diluted basis).  At the time of the transaction, EESV Fayetteville was indebted to EES in the amount of $1,125,000.

We entered into a management agreement with EES, effective July 1, 2007, under which we agreed to pay a management fee of $100,000 per month.  In consideration for the management fee, EES agreed to supply us with the management time of Mr. Blaser, Mr. Holsted and Mr. Thompson on a part-time basis, sufficient personnel to supervise and administer all finances of Blaze and all actual operations of Blaze, and office space in our offices, as well as all services and costs incidental to such office space, such as utilities, phone, internet, fax capability, receptionist, file and document storage, and secretarial support.

In June 2007, we issued Messrs. Blaser, Holsted, Thompson and Featherstone warrants to purchase 200,000 shares each of Blaze common stock as compensation for serving on the board of directors of Blaze.  The warrants are exercisable at $1.00 per share for five years.  We recorded an expense of $216,521 resulting from the issuance of the warrants.  Effective April 1, 2008, Bruce Blaser was appointed to our board.  As noted elsewhere herein, Bruce Blaser is the brother of Leon Blaser.  Upon his appointment, Bruce Blaser was issued warrants to purchase 200,000 shares of Blaze common stock as compensation for serving on our board of directors.  The warrants are exercisable for five years at $1.80 per share, which was the closing price of our common stock on the date of issuance of the warrants.

Effective June 1, 2007, we also entered into employment agreements with Messrs. Blaser, Holsted and Thompson, under which we agreed to employ them as officers for a base salary of $100,000 per year.  In addition, we are obligated to issue each officer 1% of its outstanding common stock, subject to a maximum of 1,000,000 shares for each officer, in the event the market price of our common stock exceeds $8.00 per share for ten consecutive days or we undergo a change of control.  The employment agreements of Messrs. Blaser, Holsted and Thompson expressly provide that they are not required to devote 100% of their time to our affairs, and that their compensation is considered supplemental to, and shall not diminish, the compensation they receive under their employment agreements with EES.

In connection with the sale of an interest in the Fayetteville Shale Field by Blaze in August 2007, we used $250,000 of the proceeds to repurchase 25,000,000 shares of EES common stock at $0.01 per share from One TEC, LLC.

As of December 31, 2007 and March 31, 2008, EES was indebted to us in the amount of $1,090,086, and $1,238,702, respectively.  Until March 31, 2008, the loans were unsecured, non-interest bearing demand loans.  Beginning April 1, 2008, the loans bear interest at the prime rate as published by the Wall Street Journal, plus 2%.

Miscellaneous

On June 1, 2008, we entered into a lease of 3,174 square feet of space at 3350 Americana Terrace, Suites 215 and 320, Boise, Idaho 83706 from Americana Terrace, LLC.  The term of the lease is three years from June 1, 2008 to May 31, 2011.  The monthly lease payments are $4,761 per month, provided that the rent may increase each year, at the lessor’s discretion, by our proportionate share of any increase in the lessor’s annual operating expenses over the lessor’s annual operating expenses in 2008.  Americana Terrace, LLC is majority owned and controlled by A. Leon Blaser and Bruce Blaser.

ITEM 8. LEGAL PROCEEDINGS.

We are not parties to any material legal proceedings at this time.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

From January 1, 2006 to July 2007, our Common Stock was traded on the Pink Sheets under the symbol “AZCE,” and from July 2007 to the present, our common stock has been traded on the Pink Sheets under the symbol “BLZE.”  The following table summarizes the low and high prices for our common stock for each of the calendar quarters of 2006 and 2007.

	2006		2007
	High	Low	High	Low
First Quarter	0.341	0.20	0.401	0.14
Second Quarter	0.341	0.20	3.05	0.14
Third Quarter	0.301	0.10	4.05	3.05
Fourth Quarter	0.20	0.11	4.35	2.24

The high and low quotes on our common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.  There were approximately 1,874 shareholders of record of the common stock as of June 30, 2008. This number does not include an indeterminate number of shareholders whose shares are held by brokers in “street name,” which we estimate is about 772 shareholders.

Our common stock is subject to rules adopted by the Securities and Exchange Commission ("Commission") regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor, but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson the investor is working with and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser, and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

Dividend Policy

We have not declared any cash dividends on our Common Stock during our fiscal years ended on December 31, 2007 or 2006.  Our Board of Directors has made no determination to date to declare cash dividends during the foreseeable future, but is not likely to do so.  There are no restrictions on our ability to pay dividends.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

We issued shares of our common stock in the following transactions in the last three years:

On July 19, 2006, we issued 15,000,000 shares of common stock to an individual for consulting services.

On September 30, 2007, we issued 1,500,000 shares of common stock upon conversion of a note issued on June 6, 2003 in the original principal amount of $15,000 which was convertible by its terms at $0.01 per share.

From June 2007 to September 2007, we issued 1,725,000 shares of common stock in a private placement at $1.00 per share, for gross proceeds of $1,725,000.  The shares were sold to 25 investors, of which 23 were accredited investors.  We provided each investor with a private placement memorandum, and did not use any form of general solicitation or advertising to locate the investors.

On June 26, 2007, we issued 70,000,000 shares of common stock to Environmental Energy Services, Inc. to acquire EESV Fayetteville, Inc.

All securities issued by the Company as described above were issued pursuant to the "private placement" exemption under Section 4(2) of the Securities Act. Such transactions did not involve a public offering of securities, as neither the Company nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising.  In the Company’s judgment, all of the recipients of the securities had knowledge of the Company’s assets, liabilities and business plan, and such information on the Company as was necessary to make an informed investment decision. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and could not be sold or otherwise transferred without an effective registration or an exemption therefrom.  The transfer agent was also instructed to mark "stop transfer" on its ledger to assure that these securities cannot be transferred absent registration or an exemption from registration.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

We are authorized to issue 500,000,000 shares of common stock with a par value of $0.001 per share, and 5,000,000 shares of preferred stock with a par value of $0.001 per share.  As of December 31, 2007, there were 90,892,804 shares of common stock issued and outstanding, and no shares of preferred stock.

Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.  Holders of our common stock

(i)

have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors,

(ii)

are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)

do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)

are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

All of our outstanding shares of common stock are validly issued, fully paid and non-assessable.

OTC Stock Transfer, Inc. serves as transfer agent for our common stock.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation does not contain any provision authorizing or requiring us to indemnify any officer or director.   Under our bylaws, we are required to indemnify and hold harmless, to the fullest extent permitted by law, each person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of ours or, while a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

At the present, there is no pending litigation or proceeding involving one of our directors or officers as to which indemnification is being sought nor are aware of any threatened litigation that may result in claims for indemnification by any officer or director.  We do not currently maintain directors and officers liability insurance.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial information required by Regulation S-X is attached hereto as Exhibits A and B.  As a smaller reporting company, we are not required to provide the supplementary financial information required by Item 302 of Regulation S-K.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

During the two fiscal years ended December 31, 2007, there has not been any change in accountants, or any disagreement on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure with our auditors.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a)

The financial statements filed herewith are:

(i)

Audited consolidated financial statements of Blaze Energy Corp. as of December 31, 2006 and 2007, and for the years ended December 31, 2006 and 2007, including a balance sheet, statement of operations, statement of cash flows, and statement of changes in stockholders’ equity.

(ii)

Unaudited consolidated financial statements of Blaze Energy Corp. as of March 31, 2008, and for the three months ended March 31, 2008 and 2007, including a balance sheet, statement of operations, and statement of cash flows.

(b)

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibits
2	Agreement of Merger of Aztec Energy Corporation, a Utah corporation, and Blaze Energy Corp., a Delaware corporation, dated May 16, 2007
3.1	Certificate of Incorporation of Blaze Energy Corp., a Delaware corporation, filed May 15, 2007
3.2	By-Laws
3.3	Amendment to Certificate of Incorporation, filed June 12, 2007
4.1	Form of Common Stock certificate
4.2	Form of Warrant Agreement for director warrants
10.1	Employment Agreement of Michael Thompson, effective as of June 1, 2007
10.2	Employment Agreement of Leon Blaser, effective as of June 1, 2007

10.3	Employment Agreement of Greg Holsted, effective as of June 1, 2007
10.4	Lease Agreement between Americana Terrace, LLC and Blaze Energy dated June 1, 2008
11*	Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends
21	Subsidiaries of Registrant
23.1	Consent of Turner, Jones & Associates, P.L.L.C.
23.2	Consent of Netherland Sewell & Associates, Inc.

•

Included within financial statements.

REPORTS TO SECURITIES HOLDERS

We have filed with the SEC a registration statement on Form 10 under the Securities Act with respect to the issuance of shares of our common stock being offered by this registration statement. We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. As a result of the offering of the shares of our common stock, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file quarterly and annual reports and other information with the SEC; and send a copy of our annual report together with audited consolidated financial statements to each of our shareholders. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the internet (http://www.sec.gov).

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BLAZE ENERGY CORP.
Dated: August 6, 2008	/s/ A. Leon Blaser
A. Leon Blaser, Principal Executive Officer (Chief Executive Officer)

EXHIBIT A

BLAZE ENERGY CORP.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

WITH AUDIT REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Blaze Energy Corp.

We have audited the accompanying consolidated balance sheet of Blaze Energy Corp. (the “Company”) and subsidiaries as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Blaze Energy Corp. as of December 31, 2007 and 2006, and the consolidated results of its operations and changes in stockholders’ equity and its cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Turner Jones & Associates, P.L.L.C.

Vienna, Virginia

April 13, 2008

BLAZE ENERGY CORP.

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2007 and 2006

ASSETS	2007	2006
Current Assets:
Cash and cash equivalents	4,833,481	-
Certificates of deposit	1,001,459	-
Accrued interest receivable	10,831	-
Officer advances	2,000	-
Due from Environmental Energy Services, Inc.	1,090,086	-
Total current assets	6,937,857	-

Oil and Gas Properties:
Evaluated	676,365	-
Unevaluated	3,704,873	-
Total oil and gas properties	4,381,238	-

Other operating equipment (net of depreciation)	9,020	-

Total Assets	11,328,115	-

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	70,114	-
Notes payable	-	19,500
Related party advances	854,388	-
Total current liabilities	924,502	19,500

Stockholders' equity:
Preferred Stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized; 17,665,804 and 90,892,804 shares issued and outstanding at December 31, 2006 and 2007, respectively	90,893	17,666
Additional paid-in capital	8,477,106	158,992
Accumulated earnings (deficit)	1,835,615	(196,158)
Total stockholders' equity	10,403,614	(19,500)

Total Liabilities and Stockholders' Equity	11,328,115	-

See accompanying notes to consolidated financial statements.

BLAZE ENERGY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

	2007	2006

Revenues:	-	-

Operating Expenses:
Selling, general and administrative	1,117,894	150,000
Amortization and depreciation	310	-
Total operating expenses	1,118,204	150,000

Earnings (losses) from operations	(1,118,204)	(150,000)

Other income (loss):
Interest income	145,743	-
Interest expense	(13,860)	(1,500)
Gain on conversion of note	6,100
Loss on conversion of royalty interest	(177,400)	-
Gain on sale of oil and gas leases	3,189,396	-
Total other income (loss)	3,149,979	(1,500)

Net income before provision for income tax	2,031,775	(151,500)

Provision for income tax	-	-

Net income (loss) available to common shareholders	2,031,775	(151,500)

Earnings (loss) per common share – basic	$ 0.04	($ 0.02)

Weighted average common shares outstanding	55,061,988	9,465,255

Earnings per common share – diluted	$ 0.04	N/A

Weighted average - diluted common shares outstanding	57,002,812	11,350,969

See accompanying notes to consolidated financial statements.

BLAZE ENERGY CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

	Common Shares	Preferred Shares	Common Stock, At Par	Preferred Stock	Additional Paid in Capital	Accumulated Deficit/Other	Total Shareholder's Equity

Balance at 12/31/05	2,665,804	-	2,666	-	23,992	(44,658)	(18,000)

Shares issued for consulting services	15,000,000	-	15,000	-	135,000	-	150,000
Net income	-	-	-	-	-	(151,500)	(151,500)
Balance at 12/31/06	17,665,804	-	17,666	-	158,992	(196,158)	(19,500)

Shares issued in private placement	1,725,000	-	1,725	-	1,723,275	-	1,725,000
Shares issued on conversion of note	1,500,000	-	1,500	-	13,500	-	15,000
Shares issued to acquire oil and gas leases	70,000,000	-	70,000	-	13,715,654	-	13,785,654
Settlement of royalty	-	-	-	-	(7,450,836)	-	(7,450,836)
Warrants issued for director compensation					216,521	-	216,521
Capital contribution by EESV	-	-	-	-	100,000	-	100,000
Shares issued for error account	2,000	-	2	-	-	-	2
Net income	-	-	-	-	-	2,031,775	2,031,775
Balance at 12/31/07	90,892,804	-	90,893	-	8,477,106	1,835,617	10,403,616

See accompanying notes to consolidated financial statements.

BLAZE ENERGY CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

	2007	2006
Cash flows from operating activities:
Net income (loss)	2,031,773	(151,500)
Adjustments to reconcile net earnings (loss) to net cash (used in) operating activities:
Depreciation and amortization	310	-
Warrants issued to directors	216,521	-
Shares issued for services	-	150,000
Shares issued for interest	1,600	-
Gain on debt conversion	(6,100)	-
Loss on royalty settlement	177,400
Gain on sale of oil and gas properties	(3,189,396)	-

Changes in assets and liabilities:
Due to Environmental Energy Services, Inc.	(2,215,086)	-
Accounts payable	68,567	-
Accrued interest receivable	(10,831)	1,500
Officer advances	(2,000)	-
Accrued liabilities	1,547	-
Net cash (used in) operating activities	(2,925,693)	-

Cash flow provided by (used in) from investing activities:
Sale of oil and gas properties, net	15,177,679	-
Rebate from Pearson	25,681
Investment in well integration and drilling costs	(512,786)	-
Investment in certificates of deposit	(1,001,459)	-
Purchase of equipment	(9,330)	-
Net cash provided by (used in) investing activities	13,679,785	-

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock	1,725,000	-
Repayment of related party debt	(7,645,612)	-
Net cash provided by (used in) financing activities	(5,920,612)	-

Net increase (decrease) in cash and cash equivalents	4,833,480	-
Cash and equivalents at beginning of period	-	-
Cash and equivalents at end of period	4,833,480	-

Cash paid for interest	12,260	-

See accompanying notes to consolidated financial statements.

BLAZE ENERGY CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

(continued)

	2007	2006
SUPPLEMENTARY DISCLOSURE OF NONCASH TRANSACTIONS

Shares issued for services	-	150,000
Shares issued for debt	186,300
Warrants issued to directors	216,521
Shares issued for gas and oil leases	13,785,654
Shares issued for interest	1,600

See accompanying notes to consolidated financial statements.

BLAZE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.

Business and Basis of Presentation

Blaze Energy Corp. (the “Company”) is an oil and gas exploration, development and production company.  During fiscal 2007, the Company acquired oil and gas working interests in over 45,000 acres (gross) of leases in the Fayetteville Shale Field in Arkansas.  Its corporate strategy is to continue building value in the Company through the development and acquisition of gas and oil assets that exhibit the potential for consistent, predictable, and long-lived production. Its current focus is on developing its working interest in the Fayetteville Shale Field in Arkansas, and secondarily the acquisition of other oil and gas interests.

The Company had no revenues in the years ended December 31, 2007 and 2006.

2.

Consolidated Statements

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, EESV Fayetteville, Inc.  All material inter-company transactions and balances have been eliminated in consolidation.

3.

Cash and Cash Equivalents

Cash and cash equivalents include only highly liquid, short-term investments with a maturity of 3 months or less, when acquired by the Company.

4.

Revenue Recognition

The Company recognizes its share of oil and natural gas sales upon the operator’s delivery to the purchaser. Under the sales method, the Company and other joint owners may sell more or less than their entitled share of the natural gas volume produced.  Should the Company’s excess sales of natural gas exceed its share of estimated remaining recoverable reserves, a liability is recorded by the Company and revenue is deferred.

5.

Property and Equipment Other Than Oil and Natural Gas Properties

Other operating property and equipment are stated at the lower of cost or fair market value.  Provision for depreciation and amortization on property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets.  The cost of normal maintenance and repairs is charged to operating expense as incurred.  Material expenditures, which increase the life of an asset, are capitalized and depreciated over the estimated remaining useful life of the asset.  The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts and any gains or losses are reflected in current operations.  Depreciation of office equipment is provided over five years.  Depreciation expense for the years ended December 31, 2007 and 2006 was $310 and $0, respectively.

6.

Income Taxes

The Company files a consolidated federal income tax return with its subsidiaries and separate state income tax returns.  Due to significant changes in ownership, the Company’s use of its existing net operating losses may be limited.

7.

Long Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144).  The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.  The Company evaluates the recoverability of long-lived assets based upon forecasted discounted cash flows.  Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  Impairment of oil and natural gas properties is evaluated subject to the full cost ceiling as described under Oil and Natural Gas Properties section below. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

8.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

9.

Liquidity

The Company’s consolidated balance sheet as of December 31, 2007 reflects cash and equivalents of $4,833,481, total current assets of $6,937,857 at historical cost, total current liabilities of $924,502, and working capital of $6,081,922. Most of the Company’s current liabilities represent advances made by related parties.

During 2007, the Company acquired oil and gas lease rights in Arkansas.  The Company is obligated to expend a substantial amount of money to drill wells on the leased acreage, or the leases will terminate.  At this time, the Company does not have the capital to fund all of its drilling obligations on the leased acreage, and is trying to raise the capital in a private placement.  At this time, no investor has committed to invest in the Company’s private placement, and there is no assurance that the Company will be able to raise the capital it needs.

10.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” specifying the computation, presentation and disclosure requirements of earnings per share information.  Basic earnings per share have been calculated based upon the weighted average number of common shares outstanding.  Diluted net income per share is calculated based on the weighted average number of common shares and common stock equivalents outstanding during the year.

11.

Advertising

The Company expenses advertising costs as incurred.  There was no advertising expense for the years ended December 31, 2007 and 2006.

12.

Potential Environmental Liability

The Company’s oil and gas exploration and productive activities are subject to local, state and federal laws and regulations governing environmental quality and pollution control in the United States. The exploration, drilling and production from wells, natural gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing natural gas and other products, are subject to stringent environmental regulation by state and federal authorities, including the Environmental Protection Agency ("EPA"). In addition, former affiliates of the Company may have incurred liabilities for the deterioration of the environment as a result of its past future operations, and may incur environmental liabilities as a result of future operations.

Significant fines and penalties may be imposed for the failure to comply with environmental laws and regulations. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, the Company may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, such as oil and gas related products.  Any substantial liability for environmental damage could materially adversely affect the operating results and financial condition of the Company.  Since the Company has no insurance coverage for environmental liabilities, if the Company were to incur liability for environmental damage, its business and financial condition could be materially adversely affected.

13.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 (“SFAS 130"), “Reporting Comprehensive Income.”  SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.  The effect of SFAS 130 is reflected in these financial statements.  During 2007 and 2006, the Company had no items of comprehensive income.

14.

Gas and Oil Properties

The Company follows the full cost method of accounting for the exploration, development, and acquisition of gas and oil reserves. Under this method, all such costs (productive and nonproductive) including salaries, benefits, and other internal costs directly attributable to these activities are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the units-of-production method. The Company excludes all costs of unevaluated properties from immediate amortization. The Company’s unamortized costs of natural gas and oil properties are limited to the sum of the future net revenues attributable to proved natural gas and oil reserves discounted at 10 percent plus the lower of cost or market value of any unproved properties. If the Company’s unamortized costs in natural gas and oil properties exceed this ceiling amount, a provision for additional depreciation, depletion and amortization is required. At December 31, 2007, the Company’s net book value of natural gas and oil properties did not exceed the ceiling amount. Decreases in market prices from December 31, 2007 levels, as well as changes in production rates, levels of reserves, and the evaluation of costs excluded from amortization, could result in future ceiling test impairments.  Set forth below is a summary of the carrying value of the Company’s oil and gas assets at December 31, 2007:

	Lease Acq. And Delay Rentals	Integration Costs	Drilling and Completion Costs	Total
Fayetteville Shale Field	3,868,452	39,684	473,102	4,381,238

The adoption of FAS 143, as well as the adoption of Staff Accounting Bulletin No. 106, did not have a material impact upon the Company’s calculation of its ceiling test. Additionally, the impact of adoption of FAS 143 did not have a material effect on the Company’s financial position or results of operations.

The Company’s adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” (FAS 143), may impact its accounting for gas and oil properties in future periods principally by (i) recognizing future asset retirement obligations as a cost of its oil and gas properties and (ii) subjecting to depreciation, depletion and amortization the recorded asset retirement costs as well as estimated future retirement costs associated with future development activities on proved properties, net of salvage value associated with the retirement of the properties.

Capitalized Interest. Interest is capitalized on the cost of unevaluated gas and oil properties excluded from amortization. In accordance with established utility regulatory practice, an allowance for funds used during construction of major projects is capitalized and amortized over the estimated lives of the related facilities. Interest is also capitalized on investments in gathering systems and drilling rigs until these assets are placed in service.

Asset Retirement Obligations. As discussed above, FAS 143, “Accounting for Asset Retirement Obligations,” was adopted by the Company. FAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. The Company owns natural gas and oil properties which require expenditures to plug and abandon the wells when reserves in the wells are depleted. These expenditures under FAS 143 are recorded in the period the liability is incurred (at the time the wells are drilled or acquired).

15.

Stock Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and warrants based on estimated fair values.  SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006.  In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R).  The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standards as of January 1, 2006, the first day of the Company’s fiscal year 2006.  The Company’s Consolidated Financial Statements as of and for the years ended December 31, 2006 and 2007 reflect the impact of SFAS 123(R).  In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).  Stock-based compensation expense recognized under SFAS 123(R) for the years ended December 31, 2006 and 2007 was $0 and $216,521, respectively, net of tax effect.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.  The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations.  Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).  Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s Consolidated Statement of Operations because the exercise price of the Company’s stock options and warrants granted to employees and directors approximated or exceeded the fair market value of the underlying stock at the date of grant.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period.  Stock-based compensation expense recognized in the Company’s Consolidated Statement of Operations for the years ended December 31, 2006 and 2007 does not include compensation expense for share-based payment awards granted prior to, but not yet vested as of, December 31, 2005 as all prior awards were vested as of December 31, 2005. The fair value of compensation expense for the share-based payment awards granted subsequent to December 31, 2005 were estimated in accordance with the provisions of SFAS 123(R).  SFAS 123 (R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Upon adoption of SFAS 123(R), the Company is using the Black-Scholes option-pricing model as its method of valuation for share-based awards granted beginning in fiscal 2006.  The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables.  These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate.

The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.  Stock price volatility is based on the historical volatility of the Company’s stock for related periods.  Prior to the adoption of SFAS 123R, expected stock price volatility was estimated using only historical volatility.  The risk-free interest rate is based on the implied yield available on U.S. Treasury constant maturity securities with an equivalent remaining term.  The Company has not paid dividends in the past and does not plan to pay any dividends in the near future.

The Black-Scholes option valuation model was developed for use in estimating the fair value of warrants, which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions, particularly for the expected term and expected stock price volatility.  The Company’s employee stock options and warrants have characteristics significantly different from those of traded options or warrants, and changes in the subjective input assumptions can materially affect the fair value estimate.  Because Company stock options and warrants do not trade on a secondary exchange, employees do not derive a benefit from holding stock options or warrants unless there is an increase, above the grant price, in the market price of the Company’s stock.  Such an increase in stock price would benefit all shareholders commensurately.

16.

Guarantees of Indebtedness

FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” an interpretation of FASB Statements No. 5, 57, and 107.  This interpretation requires disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.  It also requires that a guarantor is requested to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  At December 31, 2007, the Company had no direct or indirect guarantees of indebtedness to others.

17.

Reclassifications

Certain amounts in the 2006 financial statements have been reclassified to conform to the 2007 presentation.

18.

Concentration of credit risk

 The Company maintains a cash accounts at a financial institution which are in excess of the amount insured by the Federal Deposit Insurance Corporation.

19.

Other risk factors

Title to Properties.  The Company believes that the title to its’ leasehold properties is good and defensible in accordance with standards generally acceptable in the oil and gas industry, subject to exceptions that are not so material as to detract substantially from the use of the properties. Our leasehold properties are subject to royalty, overriding royalty and other outstanding interests customary in the industry. The properties may be subject to burdens such as liens incident to operating agreements and taxes, development obligations under oil and gas leases, and other encumbrances, easements and restrictions. The Company does not believe any of these burdens will materially interfere with the use of these properties.

As is customary in the oil and gas industry, only a preliminary title examination is conducted at the time properties believed to be suitable for drilling operations are acquired by us. We rely upon oil and gas landmen to conduct the title examination. The Company intends to perform necessary curative work with respect to any significant defects in title prior to proceeding with drilling operations.

Competition.  The oil and natural gas business is highly competitive. The Company competes with private and public companies in all facets of the oil and gas business, including suppliers of energy and fuel to industrial, commercial and individual customers. Numerous independent oil and gas companies, oil and gas syndicates and major oil and gas companies actively seek out and bid for oil and gas prospects and properties as well as for the services of third-party providers, such as drilling companies, upon which the Company relies. Many of these companies not only explore for, produce and market oil and gas, but also carry out refining operations and market the resultant products on a worldwide basis. A substantial number of competitors have longer operating histories and substantially greater financial and personnel resources.

Competitive conditions may be substantially affected by various forms of energy legislation and regulation considered from time to time by the government of the United States and the states in which we have operations, as well as factors that we cannot control, including international political conditions, overall levels of supply and demand for oil and gas, and the markets for synthetic fuels and alternative energy sources. Intense competition occurs with respect to marketing, particularly of natural gas.

Markets and Major Customers. The operator of the Company’s working interests is responsible for marketing all gas production.

Seasonality of Business. Weather conditions affect the demand for, and prices of, natural gas and can also delay drilling activities, disrupting our overall business plans.  Demand for natural gas is typically higher in the fourth and first quarters resulting in higher natural gas prices. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis.

Operational Risks.  Oil and natural gas exploration and development involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome.  There is no assurance that we will discover or acquire additional oil and natural gas in commercial quantities. Oil and natural gas operations also involve the risk that well fires, blowouts, equipment failure, human error and other circumstances may cause accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids into the environment, or cause significant injury to persons or property.  In such event, substantial liabilities to third parties or governmental entities may be incurred, the satisfaction of which could substantially reduce available cash and possibly result in loss of oil and natural gas properties. Such hazards may also cause damage to or destruction of wells, producing formations, production facilities and pipeline or other processing facilities.

 As is common in the oil and natural gas industry, the Company will not insure fully against all risks associated with our business either because such insurance is not available or because we believe the premium costs are prohibitive. A loss not fully covered by insurance could have a materially adverse effect on the Company’s financial position and results of operations.

Regulation; General. The availability of a ready market for oil and gas production depends upon numerous factors beyond our control. These factors include local, state, federal and international regulation of oil and gas production and transportation, as well as regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or proration unit, the amount of oil and gas available for sale, the availability of adequate pipeline and other transportation and processing facilities, and the marketing of competitive fuels. For example, a productive gas well may be "shut-in" because of an over-supply of gas or lack of an available pipeline in the areas in which we may conduct operations. State and federal regulations are generally intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir, and control contamination of the environment. Pipelines and gas plants are also subject to the jurisdiction of various federal, state and local agencies that may affect the rates at which they are able to process or transport gas from our properties.

Applicable legislation is under constant review for amendment or expansion. These efforts frequently result in an increase in the regulatory burden on companies in our industry and a consequent increase in the cost of doing business and decrease in profitability. Numerous federal and state departments and agencies issue rules and regulations imposing additional burdens on the oil and gas industry that are often costly to comply with and carry substantial penalties for non-compliance. Our production operations may be affected by changing tax and other laws relating to the petroleum industry, constantly changing administrative regulations and possible interruptions or termination by government authorities.

Sales of Oil and Natural Gas. Sales of any oil that we produce will be affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of oil by pipelines are regulated by the Federal Energy Regulatory Commission ("FERC") under the Interstate Commerce Act. FERC has implemented a simplified and generally applicable ratemaking methodology for interstate oil pipelines to fulfill the requirements of Title VIII of the Energy Policy Act of 1992 comprised of an indexing system to establish ceilings on interstate oil pipeline rates. FERC has announced several important transportation-related policy statements and rule changes, including a statement of policy and final rule issued February 25, 2000, concerning alternatives to its traditional cost-of-serve rate-making methodology to establish the rates interstate pipelines may charge for their services. The final rule revises FERC's pricing policy and current regulatory framework to improve the efficiency of the market and further enhance competition in natural gas markets.

Sales of any natural gas that we produce will be affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of gas by pipelines are regulated by FERC under the Natural Gas Acts, as well as under Section 311 of the Natural Gas Policy Act. Since 1985, the FERC has implemented regulations intended to increase competition within the gas industry by making gas transportation more accessible to gas buyers and sellers on an open-access, non-discriminatory basis.

Pipelines. Pipelines that we use to gather and transport our oil and gas will be subject to regulation by the Department of Transportation ("DOT") under the Hazardous Liquids Pipeline Safety Act of 1979, as amended ("HLPSA"), relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The HLPSA requires pipeline operators to comply with regulations issued pursuant to HLPSA designed to permit access to and allowing copying of records and to make certain reports and provide information as required by the Secretary of Transportation.

State Restrictions. State regulatory authorities have established rules and regulations requiring permits for drilling operations, drilling bonds and reports concerning operations. Many states have statutes and regulations governing various environmental and conservation matters, including the unitization or pooling of oil and gas properties and establishment of maximum rates of production from oil and gas wells, and restricting production to the market demand for oil and gas. Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from our properties.

Most states impose a production or severance tax with respect to the production and sale of crude oil, natural gas and natural gas liquids within their respective jurisdictions. State production taxes are generally applied as a percentage of production or sales. In addition, in the event we conduct operations on federal or state oil and gas leases, such operations must comply with numerous regulatory restrictions, including various nondiscrimination statutes, royalty and related valuation requirements, and certain of such operations must be conducted pursuant to certain on-site security regulations and other appropriate permits issued by the Bureau of Land Management or the Minerals Management Service or other appropriate federal or state agencies.

Other. Oil and gas rights may be held by individuals and corporations, and, in certain circumstances, by governments having jurisdiction over the area in which such rights are located. As a general rule, parties holding such rights grant licenses or leases to third parties, such as us, to facilitate the exploration and development of these rights. The terms of the licenses and leases are generally established to require timely development. Notwithstanding the ownership of oil and gas rights, the government of the jurisdiction in which the rights are located generally retains authority over the manner of development of those rights.

20.

Allocation of Purchase Price in Business Combinations

As part of our business strategy, we actively pursue the acquisition of oil and natural gas properties. The purchase price in an acquisition is allocated to the assets acquired and liabilities assumed based on their relative fair values as of the acquisition date, which may occur many months after the announcement date. Therefore, while the consideration to be paid may be fixed, the fair value of the assets acquired and liabilities assumed is subject to change during the period between the announcement date and the acquisition date. Our most significant estimates in our allocation typically relate to the value assigned to future recoverable oil and natural gas reserves and unproved properties. As the allocation of the purchase price is subject to significant estimates and subjective judgments, the accuracy of this assessment is inherently uncertain.

21.

Recent Accounting Pronouncements

In February 2006, the FASB issued Statement No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”), which amends FASB Statements No. 133 and 140. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument containing an embedded derivative that would otherwise require bifurcation, and broadens a Qualified Special Purpose Entity’s permitted holdings to include passive derivative financial instruments that pertain to other derivative financial instruments.  SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year beginning after September 15, 2006.  SFAS No. 155 has no current applicability to the Company’s financial statements.  Management adopted SFAS No. 155 on January 1, 2007 and the initial adoption of this statement did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Asset.” (“SFAS No. 156”).  This Statement amends SFAS No. 140 and addresses the recognition and measurement of separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge-like (offset) accounting by permitting a servicer that uses derivative financial instruments to offset risks on servicing to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute — fair value. Management plans to adopt SFAS No. 156 on January 1, 2008 and it is anticipated that the initial adoption of this statement will not have a material impact on the Company’s financial position, results of operations, or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS 109, Accounting for Income Taxes.  FIN 48 prescribes a threshold condition that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements.  Guidance is also provided regarding de-recognition, classification and disclosure of these uncertain tax positions.  FIN 48 is effective for fiscal years beginning after December 15, 2006 and has no current applicability to the Company’s financial statements.  Management adopted FIN 48 on January 1, 2007, and the initial adoption of FIN 48 did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands the required disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted.  Management plans to adopt SFAS No. 157 on January 1, 2008, and it is anticipated that the initial adoption of this statement will not have a material impact on the Company’s financial position, results of operations, or cash flows.

On February 6, 2008, the FASB issued Financial Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157.”  This Staff Position delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The delay is intended to allow the FASB and constituents additional time to consider the effect of various implementation issues that have arisen, or that may arise, from the application of SFAS No. 157.  The remainder of SFAS No. 157 was adopted by us effective for fiscal years beginning after November 15, 2007.  The adoption of SFAS No. 157 did not have an impact on the Company’s financial position, results of operations, or cash flows.

In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires (a) recognition of the funded status (measured as the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employer’s statement of financial position, (b) measurement of the funded status as of the employer’s fiscal year-end with limited exceptions, and (c) recognition of changes in the funded status in the year in which the changes occur through comprehensive income.  The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006.  The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.  SFAS No. 158 has no current applicability to the Company’s financial statements.  Management adopted SFAS No. 158 on December 31, 2006 and the adoption of SFAS No. 158 did not have a material impact to the Company’s financial position, results of operations, or cash flows.

In September 2006, the Securities Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB No. 108”).  SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements.  SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors.  When the effect of initial adoption is material, companies will record the effect as a cumulative effect adjustment to beginning of year retained earnings and disclose the nature and amount of each individual error being corrected in the cumulative adjustment.  SAB No. 108 became effective beginning January 1, 2007 and its adoption did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), an amendment of FASB Statement No. 115. SFAS No. 159 addresses how companies should measure many financial instruments and certain other items at fair value.  The objective is to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted.  SFAS No. 159 had been adopted and did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (SFAS No. 160): SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008.  The adoption of this statement will not have material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 141R (revised 2007), “Business Combinations.”  Although this statement amends and replaces SFAS No. 141, it retains the fundamental requirements in SFAS No. 141 that (i) the purchase method of accounting be used for all business combinations; and (ii) an acquirer be identified for each business combination.  SFAS No. 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.  This Statement applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including combinations achieved without the transfer of consideration; however, this Statement does not apply to a combination between entities or businesses under common control.  Significant provisions of SFAS No. 141R concern principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 with early adoption not permitted.  Management is assessing the impact of the adoption of SFAS No. 141R.

In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement 133” (“SFAS No. 161”). SFAS No. 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Earlier application is encouraged. Because the Company does not have derivative instruments nor hedging activities, management does not expect adoption of this pronouncement to have any impact on its financial statements.

NOTE B – ACQUISITIONS AND DISPOSITIONS

Acquisition of Gas Leases from EES

On August 3, 2007, the Company entered into a Securities Purchase Agreement with Environmental Energy Services, Inc. (“EES”), under which the Company acquired all of the outstanding shares of EESV Fayetteville, Inc. (the “Subsidiary”), a wholly-owned subsidiary of EES, in consideration for 70,000,000 shares of common stock.  The Securities Purchase Agreement was made effective as of June 26, 2007, when the Company issued a press release announcing the transaction.  EES acquired ownership of approximately 78% of our common stock on a fully diluted basis as a result of the transaction.  The Subsidiary owns working interests in the Fayetteville Shale Field in Arkansas.  Simultaneously, the Company and EES entered into a Management Agreement, under which EES agreed to provide management and overhead services to the Company for one year in consideration for a monthly management fee of $100,000 per month.  The Company recorded the book value of the working interests acquired in the transaction at $14,910,654, which was EES’s historical cost basis in the working interests.

Sale of Interest in Gas Leases to Petrohawk

On August 3, 2007, the Company sold an undivided 75% of its working interest in the Fayetteville Shale field to a subsidiary of PetroHawk Energy Corporation (NYSE: HK).  The gross proceeds from the sale were $15,177,679.  In addition, the Company received a refund of 75% of unused drilling costs that had been placed on deposit to fund the Company’s share of drilling costs for two wells being drilled in the Fayetteville Shale field and a credit of $25,681 resulting from an acreage shortfall associated with certain acreage in the Fayetteville Shale field.  The Company recorded a gain on the sale of $3,189,384.  Set forth below is a summary of the calculation of the loss on the sale:

Book value of working interest prior to sale (1)	$ 15,984,393
75% of book value	11,988,295
Proceeds from sale of 75% of sale	15,177,679
Net Gain	$ 3,189,384

(1) Includes original purchase price, capitalized drilling costs to the date of sale, the cost of repurchasing royalty interests in the leases, less a shortfall of acreage in the Pearson AMI.

The sale of the working interest to Petrohawk occurred in conjunction with the sale by One TEC, LLC to Petrohawk of its entire interest in the Fayetteville Shale Field.  Under the sale by One TEC, LLC, Petrohawk assumed One TEC, LLC’s interest under the participation agreement between EES and One TEC, LLC dated April 25, 2006, including One TEC, LLC’s obligation to provide EES with a recordable assignment of its working interests in the field prior to the commencement of drilling.  Petrohawk has delayed providing the Company with recordable assignments of its working interests despite commencing drilling in the field because of the need to complete title examinations of the leases acquired from One TEC.

NOTE C - SHORT-TERM DEBT

As of December 31, 2007, the Company was indebted to A. Leon Blaser and his brother for $854,388, representing funds due for the buyout of his overriding royalty interest in the Fayetteville Shale field.  The indebtedness is an unsecured, non-interest bearing demand loan.

NOTE D - INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

A reconciliation of tax expense computed at the statutory federal tax rate on gain from operations before income taxes to the actual income tax expense is as follows:

	2007	2006
Tax provision computed at the statutory rate	792,717	-
Book expenses not deductible for tax purposes	-	-
Change in valuation allowance for deferred tax assets	(792,717)	-
Income tax expense	-	-

Deferred income taxes include the net tax effects of net operating loss (NOL) carry-forwards and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The Company’s differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.  At December 31, 2007, the Company’s parent had an aggregate net operating loss carry forward of approximately $89,314,659 which expires at various dates from 2012 through 2017.

The parent company’s NOL and tax credit carryovers may be significantly limited under Section 382 of the Internal Revenue Code (IRC).  NOL and tax credit carryovers are limited under Section 382 when there is a significant “ownership change” as defined in the IRC.  During 2005 and in prior years, the Company may have experienced such ownership changes.

The limitation imposed by Section 382 would place an annual limitation on the amount of NOL and tax credit carryovers that can be utilized.  When the Company completes the necessary studies, the amount of NOL carryovers available may be reduced significantly.  However, since the valuation allowance fully reserves for all available carryovers, the effect of the reduction would be offset by a reduction in the valuation allowance.

NOTE E - CAPITAL STOCK

At December 31, 2007, the Company's authorized capital stock was 500,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.  On that date, the Company had outstanding 90,892,804 shares of Common Stock.

2007 Transactions:  During the year ended December 31, 2007, the Company issued shares of Common Stock in the following transactions:

•

70,000,000 shares of Common Stock to EES to acquire EESV Fayetteville, Inc.

•

1,725,000 shares of Common Stock for gross proceeds of $1,725,000 in a private placement at $1.00 per share.

•

1,500,000 shares of Common Stock upon the conversion of note in the original principal amount of $15,000, which was convertible by its terms at $0.01 per share.

2006 Transactions: During the year ended December 31, 2006, the Company issued shares of Common Stock in the following transactions:

•

15,000,000 shares to a third party for consulting services.

Warrant Activity:  Information relating to warrant activity during 2007 and 2006 is as follows:

Warrants outstanding and exercisable to purchase at December 31, 2005	-
Warrants issued	-
Warrants exercised	-
Warrants expired	-
Warrants outstanding and exercisable to purchase at December 31, 2006	-

Warrants issued	800,000
Warrants exercised	-
Warrants expired	-
Warrants outstanding and exercisable to purchase at December 31, 2007	800,000

On December 31, 2007, the Company had warrants outstanding for the purchase of an aggregate of 800,000 shares of its Common Stock, which are summarized in the table below.

Exercise Price	Warrants Outstanding	Expiration Date
$1.00	800,000	6/4/2012
Total	800,000

NOTE F - NET INCOME PER SHARE

Net income per share computations is as follows:

	2007	2006
Basic
Weighted average common shares outstanding	55,061,988	9,465,255
Net income (loss) applicable to common stock	$ 2,031,773	($ 151,500)
Net income (loss) per share of common stock	$ 0.04	($ 0.02)

Diluted
Dilutive effective of options/warrants/conv.debt	1,940,824	1,885,714
Total weighted average common shares	57,002,812	11,350,969
Net income	2,031,773	(151,500)

Net income (loss) per share of common stock	$ 0.04	N/A

NOTE G - COMMITMENTS AND CONTINGENCIES

On August 3, 2007, the Company sold an undivided interest in its working interest in the Fayetteville Shale Field to Petrohawk.  Prior to the sale, EES had granted certain affiliates and unrelated third parties an overriding royalty interest in part of the Fayetteville Shale Field.  In connection with the sale to Petrohawk, the Company warranted to Petrohawk that the undivided interest would be free of the overriding royalty interests previously granted by EES therein.  All overriding royalty holders agreed to accept a buyout of their overriding royalty, except for an unrelated third party, who originally acquired its overriding royalty by converting a loan of $1,000,000 to EES into its overriding royalty interest.  Mr. Blaser believed he acquired the overriding royalty of the third party as part of a restructuring of a private real estate venture in which Mr. Blaser and the royalty holder were members.  However, Mr. Blaser was not able to locate or recreate documents confirming his acquisition of the overriding royalty by the time this report is being filed, and therefore the royalty remains outstanding.

As of December 31, 2007, the Company was obligated to pay base salaries of $300,000 per year to its officers under employment agreements that expire on December 31, 2010.

As of December 31, 2007, the Company was obligated to pay management fees of $100,000 per month to EES under a management agreement that expires on June 30, 2008.

NOTE H - RELATED PARTY TRANSACTIONS

Settlement of Overriding Royalty Interest

On September 1, 2006, EES converted $9,500,000 of unsecured demand loans made to the Company into an aggregate 4.275% overriding royalty interest in its working interest in the Remaining AMI section of the Fayetteville Shale Field.  Of the loans converted into an overriding royalty interest, $8,400,000 were held by A. Leon Blaser and his brother, and $1,100,000 were held by unrelated parties.  In April 2007, EES issued an additional overriding royalty interest of 0.045% to Julius W. Basham, a director of EES.  In June 2007, the Company acquired EES’s interest in the Fayetteville Shale Field subject to the overriding royalty interests granted by EES therein.

On August 3, 2007, the Company sold a 75% undivided interest in its working interest in the Fayetteville Shale Field.  In connection with the sale, the Company warranted that its working interest was free and clear of the overriding royalty interests previously granted therein.  During 2007, the Company agreed to buyout the overriding royalty owners by repaying the actual cash amounts originally paid by them for the overriding royalty interest.  Accordingly, the Company agreed to pay Mr. Blaser and his brother $8,400,000, and Mr. Basham $100,000.  The Company also agreed to pay an unrelated third party $100,000.  Mr. Blaser believed he acquired the overriding royalty of a third party (which would have been convertible into $1,000,000 under the terms offered to the other overriding royalty owners) as part of a restructuring of a private real estate venture in which Mr. Blaser and the royalty holder were members.  However, Mr. Blaser was not able to locate or recreate documents confirming his acquisition of the overriding royalty by the time this report is being filed.  Accordingly, that portion of the overriding royalty remains outstanding.  The amount paid to buyout the overriding royalty owners was accounted for as a reduction of paid in capital.  As of December 31, 2007, the Company still owed Mr. Blaser and his brother $854,388 from the buyout of their royalty interest.

Transactions with Environmental Energy Services, Inc.

In May 2007, the Company reached an oral agreement with EES, under which the sole board member of the Company resigned and four persons who were officers and directors of EES were appointed to the board of the Company (A. Leon Blaser, Greg Holsted, Michael Thompson and Vaughn Featherstone).  Messrs. Blaser, Holsted, Thompson and Featherstone did not own any equity interests in the Company at that time.  On June 1, 2007, EES conveyed its working interest in the Fayetteville Shale field to a newly-formed subsidiary, EESV Fayetteville, Inc. (“EESV Fayetteville”).  EESV Fayetteville acquired the working interest subject to all existing royalties, and further agreed to pay EES $1,125,000 upon the sale of part or all of the working interests.  Effective June 26, 2007, EES conveyed EESV Fayetteville to the Company in consideration for 70,000,000 shares of common stock of the Company.  Immediately prior to the transaction, the Company had outstanding 17,665,804 shares, and was obligated to issue approximately 2,100,000 more shares under a convertible debenture, and thus had outstanding approximately 19,765,804 on a fully diluted basis.  Accordingly, EES acquired ownership of approximately 79.8% of the Company as a result of the transaction (77.3% on a fully diluted basis).

The Company and EES entered into a management agreement, effective July 1, 2007, under which the Company agreed to pay EES a management fee of $100,000 per month.  In consideration for the management fee, EES agreed to supply the Company with the management time of A. Leon Blaser, Greg Holsted and Michael Thompson on a part-time basis, sufficient personnel to supervise and administer all finances of the Company and all actual operations of the Company, and office space in EES’s offices, as well as all services and costs incidental to such office space, such as utilities, phone, internet, fax capability, receptionist, file and document storage, and secretarial support.

In June 2007, the Company issued Messrs. Blaser, Holsted, Thompson and Featherstone 200,000 warrants each to purchase shares of Blaze common stock as compensation for serving on the board of directors of the Company.  The warrants are exercisable at $1.00 per share for five years.  The Company recorded an expense of $216,521 resulting from the issuance of the warrants.

Effective June 1, 2007, the Company also entered into employment agreements with Messrs. Blaser, Holsted and Thompson, under which the Company agreed to employ them as officers for a base salary of $100,000 per year.  In addition, the Company is obligated to issue each officer 1% of its outstanding common stock, subject to a maximum of 1,000,000 shares for each officer, in the event the market price of the Company’s common stock exceeds $8.00 per share for ten consecutive days or the Company undergoes a change of control.  The employment agreements of Messrs. Blaser, Holsted and Thompson expressly provide that they are not required to devote 100% of their time to the affairs of the Company, and that their compensation is considered supplemental to, and shall not diminish, the compensation they receive under their employment agreements with the Company.

In connection with the sale of an interest in the Fayetteville Shale field by Blaze in August 2007, Blaze used $250,000 of the proceeds to repurchase 25,000,000 shares of the Company’s common stock at $0.01 per share from One TEC, LLC.

As of December 31, 2007, EES was indebted to the Company in the amount of $1,090,086.  The loans are unsecured, interest-free, demand loans.

NOTE I - STOCK WARRANTS

Transactions involving stock options or warrants issued to employees, consultants, officers and directors of the Company in 2007 are summarized as follows:

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2006	-	-
Granted	800,000	$1.00
Exercised	-	-
Cancelled or expired	-	-
Outstanding as of December 31, 2007	800,000	$1.00

All warrants were issued on June 1, 2007, expire on May 31, 2012, have an exercise price of $1.00, and are exercisable immediately.  The weighted-average fair value of stock options or warrants granted to employees of Blaze during the year ended December 31, 2007, and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

Significant assumptions (weighted-average):
Risk-free interest rate at grant date	4.98%
Expected stock price volatility	50%
Expected dividend payout	-
Expected option life (in years)	3.0

Total stock-based compensation expense recognized by Blaze in the consolidated statement of earnings for the year ended December 31, 2007 was $216,521.

NOTE M – SUBSEQUENT EVENTS

Effective April 1, 2008, Bruce Blaser was appointed to the Company’s board of directors.  Bruce Blaser is the brother of Leon Blaser.  Upon his appointment, Bruce Blaser was issued 200,000 warrants to purchase shares of common stock as compensation for serving on the board of directors.  The warrants are exercisable for five years at $1.80 per share, which was the closing price of the Company’s common stock on the date of issuance of the warrants.

Effective as of April 1, 2008, the Company and EES agreed that any loans by the Company to EES would bear interest at the rate of 2% over the prime rate as published by the Wall Street Journal from time to time.

On June 1, 2008, the Company entered into a lease of 3,174 square feet of space at 3350 Americana Terrace, Suites 215 and 320, Boise, Idaho 83706 from Americana Terrace, LLC.  The term of the lease is three years from June 1, 2008 to May 31, 2011.  The monthly lease payments are $4,761 per month, provided that the rent may increase each year, at the lessor’s discretion, by the Company’s proportionate share of any increase in the lessor’s annual operating expenses over the lessor’s annual operating expenses in 2008.  Americana Terrace, LLC is majority owned and controlled by A. Leon Blaser and Bruce Blaser.

SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of proved and proved developed oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates were made. Proved developed reserves are proved reserves expected to be recovered through wells and equipment in place and under operating methods used when the estimates were made.

Estimates of proved reserves at December 31, 2007 were prepared by Netherland, Sewell & Associates, Inc. (Netherland, Sewell), the Company’s independent consulting petroleum engineers. All proved reserves are located in the United States of America.

The following table illustrates the Company’s estimated net proved reserves, including changes, and proved developed reserves for the periods indicated, as estimated by Netherland, Sewell. Natural gas liquids are included in natural gas reserves. Gas prices are based on a December 31, 2007 ANR Louisiana spot market price of $6.77 per MMbtu and are adjusted by lease for energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines.

Proved Reserves
	Oil (Mbls)	Gas (Mcf)	Equivalent (MMcfe)
Proved reserves, December 31, 2006

Extensions and discoveries	-	36,992	-
Purchase of minerals in place	-	-	-
Production	-	-	-
Sale of minerals in place	-	-	-
Revisions of previous estimates	-	-	-

Proved reserves, December 31, 2007	-	36,992	-

	Proved Developed Reserves
	Oil (Mbls)	Gas (Mcf)	Equivalent (MMcfe)
December 31, 2006	-	-	-
December 31, 2007	-	36,992	-

 Capitalized Costs Relating to Oil and Natural Gas Producing Activities

The following table illustrates the total amount of capitalized costs relating to oil and natural gas producing activities and the total amount of related accumulated depreciation, depletion and amortization (in thousands).

	December 31,
	2007	2006	2005

Evaluated Properties	676,365	-	-
Unevaluated Properties	3,704,873	-	-
	4,381,238
Accumulated depreciation, depletion and amortization	-	-	-
	4,381,238	-	-

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development Activities

Costs incurred in property acquisition, exploration and development activities were as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005

Property acquisition costs, proved	-	-	-
Property acquisition costs, unproved	(15,882,417)	-	-
Property disposition proceeds, unproved	15,203,360)	-	-
Exploration and extension well costs	(473,102)	-	-
Development costs	-	-	-

Total costs	(1,125,159)	-	-

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following information has been developed utilizing SFAS 69, Disclosures about Oil and Gas Producing Activities, (SFAS 69) procedures and based on oil and natural gas reserve and production volumes estimated by the Company’s engineering staff. It can be used for some comparisons, but should not be the only method used to evaluate the Company or its performance. Further, the information in the following table may not represent realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flow be viewed as representative of the current value of the Company.

The Company believes that the following factors should be taken into account when reviewing the following information:

•

future costs and selling prices will probably differ from those required to be used in these calculations;

•

due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;

•

a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural gas revenues; and

•

future net revenues may be subject to different rates of income taxation.

Under the Standardized Measure, future cash inflows were estimated by applying year-end oil and natural gas prices to the estimated future production of year-end proved reserves of completed wells at year end. Estimates of future income taxes are computed using current statutory income tax rates including consideration for estimated future statutory depletion and tax credits. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor. Use of a 10% discount rate and year-end prices are required by SFAS 69.

The Standardized Measure is as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005

Future cash inflows	237,100	-	-
Future production costs	75,800	-	-
Future development costs	-	-	-
Future income tax expense	-	-	-

Future net cash flows before 10% discount	161,300	-	-
10% annual discount for estimated timing of cash flows	52,500	-	-
Standardized measure of discounted future net cash flows	108,800	-	-

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following is a summary of the changes in the Standardized Measure of discounted future net cash flows for the Company’s proved oil and natural gas reserves during each of the years in the three year period ended December 31, 2007 (in thousands).

Years Ended December 31,
	2007	2006	2005

Beginning of year	-	-	-
Sale of oil and gas produced, net of production costs	-	-	-
Purchase of minerals in place	-	-	-

Sales of minerals in place	-	-	-
Extensions and discoveries	108,800	-	-
Changes in income taxes, net	-	-	-
Changes in prices and costs	-	-	-
Development costs incurred	-	-	-
Revisions of previous quantities	-	-	-
Accretion of discount	-	-	-
Changes in production rates and other	-	-	-

End of year	108,800	-	-

EXHIBIT B

BLAZE ENERGY CORP.

FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

BLAZE ENERGY CORP.

CONSOLIDATED BALANCE SHEET

MARCH 31, 2008 AND DECEMBER 31, 2007

ASSETS	March 31, 2008	December 31, 2007
Current Assets:
Cash and cash equivalents	321,360	2,278,839
Certificates of deposit	3,778,645	3,556,101
Accrued interest receivable	-	10,831
Accounts receivable	83,145	-
Officer advances	14,000	2,000
Due from Environmental Energy Services, Inc.	1,238,702	1,090,086
Total current assets	5,435,842	6,937,857

Oil and Gas Properties:
Evaluated properties	803,411	676,365
Investment in incomplete wells	614,137	-
Unevaluated properties	3,772,327	3,704,873
Total oil and gas properties	5,189,876	4,381,238

Other operating equipment (net of depreciation)	14,811	9,020

Total Assets	10,640,528	11,328,115

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	380,490	70,114
Related party advances	226,821	854,388
Total current liabilities	607,311	855,935

Stockholders' equity:
Preferred Stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized; 17,665,804 and 90,892,804 shares issued and outstanding at December 31, 2006 and 2007, respectively	90,893	90,893
Additional paid-in capital	8,477,106	8,477,106
Accumulated earnings (deficit)	1,465,219	1,835,615
Total stockholders' equity	10,033,217	10,403,614

Total Liabilities and Stockholders' Equity	10,640,528	11,328,115

See accompanying notes to consolidated financial statements

BLAZE ENERGY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 and 2007

	2008	2007

Revenues:	88,406	-

Operating Expenses:
Selling, general and administrative	480,112	-
Amortization and depreciation	749	-
Total operating expenses	480,861	-

Earnings (losses) from operations	(392,455)	-

Other income (loss):
Interest income	22,059	-
Total other income (loss)	22,059	-

Net loss before provision for income tax	(370,396)	-

Provision for income tax	-	-

Net income (loss) available to common shareholders	(370,396)	-

Earnings (loss) per common share – basic	$ 0.04	($ 0.00)

Weighted average common shares outstanding	90,892,804	17,665,804

Earnings per common share – diluted	$ 0.04	($ 0.00)

Weighted average - diluted common shares outstanding	91,692,804	19,615,804

See accompanying notes to consolidated financial statements.

BLAZE ENERGY CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 and 2007

	2008	2007
Cash flows from operating activities:
Net income (loss)	($ 370,396)	$ -
Adjustments to reconcile net earnings (loss) to net cash (used in) operating activities:
Depreciation and amortization	749	-

Changes in assets and liabilities:
Accounts receivable	(83,135)
Due to Environmental Energy Services, Inc.	(148,616)	-
Accounts payable and accrued expenses	310,376	-
Accrued interest receivable	10,831	-
Officer advances	(12,000)	-
Due to related parties	(627,567)	-
Net cash (used in) operating activities	(919,758)	-

Cash flow provided by (used in) from investing activities:
Investment in well drilling costs	(808,638)	-
Investment in certificates of deposit	(222,544)	-
Purchase of equipment	(6,540)	-
Net cash provided by (used in) investing activities	(1,037,722)	-

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock	-	-
Shares issued on conversion of note	-	-
Shares issued for error account	-	-
Shares issued to acquire oil and gas leases	-	-
Contribution of capital by shareholder	-	-
Net cash provided by (used in) financing activities	-	-

Net increase (decrease) in cash and cash equivalents	$ 1,957,480	-
Cash and equivalents at beginning of period	$ 2,278,839	-
Cash and equivalents at end of period	$ 321,360	-

Cash paid for interest	-	-
SUPPLEMENTARY DISCLOSURE OF NONCASH TRANSACTIONS

None	-	-

See accompanying notes to consolidated financial statements

BLAZE ENERGY CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED MARCH 31, 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.

Business and Basis of Presentation

Blaze Energy Corp. (the “Company”) is an oil and gas exploration, development and production company.  During fiscal 2007, the Company acquired oil and gas working interests in over 50,000 acres of leases in the Fayetteville Shale Field in Arkansas.  Its corporate strategy is to continue building value in the Company through the development and acquisition of gas and oil assets that exhibit the potential for consistent, predictable, and long-lived production. Its current focus is on developing its working interest in the Fayetteville Shale Field in Arkansas, and secondarily the acquisition of other oil and gas interests.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for the three-month period ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008. The unaudited consolidated financial statements should be read in conjunction with the consolidated December 31, 2007 financial statements and footnotes thereto included in the Company's SEC Form 10.

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

2.

Consolidated Statements

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, EESV Fayetteville, Inc.  All material inter-company transactions and balances have been eliminated in consolidation.

3.

Cash and Cash Equivalents

Cash and cash equivalents include only highly liquid, short-term investments with a maturity of 3 months or less, when acquired by the Company.

4.

Revenue Recognition

The Company recognizes its share of oil and natural gas sales upon the operator’s delivery to the purchaser. Under the sales method, the Company and other joint owners may sell more or less than their entitled share of the natural gas volume produced.  Should the Company’s excess sales of natural gas exceed its share of estimated remaining recoverable reserves, a liability is recorded by the Company and revenue is deferred.

5.

Property and Equipment Other Than Oil and Natural Gas Properties

Other operating property and equipment are stated at the lower of cost or fair market value.  Provision for depreciation and amortization on property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets.  The cost of normal maintenance and repairs is charged to operating expense as incurred.  Material expenditures, which increase the life of an asset, are capitalized and depreciated over the estimated remaining useful life of the asset.  The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts and any gains or losses are reflected in current operations.  Depreciation of office equipment is provided over five years.  Depreciation expense for the three months ended March 31, 2008 and 2007 was $749 and $0, respectively.

6.

Income Taxes

The Company files a consolidated federal income tax return with its subsidiaries and separate state income tax returns.  Due to significant changes in ownership, the Company’s use of its existing net operating losses may be limited.

7.

Long Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144).  The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.  The Company evaluates the recoverability of long-lived assets based upon forecasted discounted cash flows.  Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  Impairment of oil and natural gas properties is evaluated subject to the full cost ceiling as described under Oil and Natural Gas Properties section below. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

8.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

9.

Liquidity

The Company’s consolidated balance sheet as of March 31, 2008 reflects cash and equivalents of $321,360, total current assets of $5,435,842 at historical cost, total current liabilities of $607,311, and working capital of $4,828,531.  A significant portion of the Company’s current liabilities represent advances made by related parties, and a significant portion of its current assets represent advances to its majority shareholder, Environmental Energy Services, Inc.

During 2007, the Company acquired oil and gas lease rights in Arkansas.  The Company is obligated to expend a substantial amount of money to drill wells on the leased acreage, or the leases will terminate.  At this time, the Company does not have the capital to fund all of its drilling obligations on the leased acreage, and is trying to raise the capital in a private placement.  At this time, no investor has committed to invest in the Company’s private placement, and there is no assurance that the Company will be able to raise the capital it needs.

10.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” specifying the computation, presentation and disclosure requirements of earnings per share information.  Basic earnings per share have been calculated based upon the weighted average number of common shares outstanding.  Diluted net income per share is calculated based on the weighted average number of common shares and common stock equivalents outstanding during the year.

11.

Advertising

The Company expenses advertising costs as incurred.  There was no advertising expense for the years ended December 31, 2007 and 2006.

12.

Potential Environmental Liability

The Company’s oil and gas exploration and productive activities are subject to local, state and federal laws and regulations governing environmental quality and pollution control in the United States. The exploration, drilling and production from wells, natural gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing natural gas and other products, are subject to stringent environmental regulation by state and federal authorities, including the Environmental Protection Agency ("EPA"). In addition, former affiliates of the Company may have incurred liabilities for the deterioration of the environment as a result of its past future operations, and may incur environmental liabilities as a result of future operations.

Significant fines and penalties may be imposed for the failure to comply with environmental laws and regulations. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, the Company may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, such as oil and gas related products.  Any substantial liability for environmental damage could materially adversely affect the operating results and financial condition of the Company.  Since the Company has no insurance coverage for environmental liabilities, if the Company were to incur liability for environmental damage, its business and financial condition could be materially adversely affected.

13.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 (“SFAS 130"), “Reporting Comprehensive Income.”  SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.  The effect of SFAS 130 is reflected in these financial statements.  During the three months ended March 31, 2008 and 2007, the Company had no items of comprehensive income.

14.

Gas and Oil Properties

The Company follows the full cost method of accounting for the exploration, development, and acquisition of gas and oil reserves. Under this method, all such costs (productive and nonproductive) including salaries, benefits, and other internal costs directly attributable to these activities are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the units-of-production method. The Company excludes all costs of unevaluated properties from immediate amortization. The Company’s unamortized costs of natural gas and oil properties are limited to the sum of the future net revenues attributable to proved natural gas and oil reserves discounted at 10 percent plus the lower of cost or market value of any unproved properties. If the Company’s unamortized costs in natural gas and oil properties exceed this ceiling amount, a provision for additional depreciation, depletion and amortization is required. At March 31, 2008, the Company’s net book value of natural gas and oil properties did not exceed the ceiling amount. Decreases in market prices from March 31, 2008 levels, as well as changes in production rates, levels of reserves, and the evaluation of costs excluded from amortization, could result in future ceiling test impairments.  Set forth below is a summary of the carrying value of the Company’s oil and gas assets at March 31, 2008:

	Lease Acq. And Delay Rentals	Integration Costs	Drilling and Completion Costs	Total
Fayetteville Shale Field	3,873,352	34,784	1,281,739	5,189,875

The adoption of FAS 143, as well as the adoption of Staff Accounting Bulletin No. 106, did not have a material impact upon the Company’s calculation of its ceiling test. Additionally, the impact of adoption of FAS 143 did not have a material effect on the Company’s financial position or results of operations.

The Company’s adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” (FAS 143), may impact its accounting for gas and oil properties in future periods principally by (i) recognizing future asset retirement obligations as a cost of its oil and gas properties and (ii) subjecting to depreciation, depletion and amortization the recorded asset retirement costs as well as estimated future retirement costs associated with future development activities on proved properties, net of salvage value associated with the retirement of the properties.

Capitalized Interest. Interest is capitalized on the cost of unevaluated gas and oil properties excluded from amortization. In accordance with established utility regulatory practice, an allowance for funds used during construction of major projects is capitalized and amortized over the estimated lives of the related facilities. Interest is also capitalized on investments in gathering systems and drilling rigs until these assets are placed in service.

Asset Retirement Obligations. As discussed above, FAS 143, “Accounting for Asset Retirement Obligations,” was adopted by the Company. FAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. The Company owns natural gas and oil properties which require expenditures to plug and abandon the wells when reserves in the wells are depleted. These expenditures under FAS 143 are recorded in the period the liability is incurred (at the time the wells are drilled or acquired).

15.

Stock Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and warrants based on estimated fair values.  SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006.  In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R).  The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standards as of January 1, 2006, the first day of the Company’s fiscal year 2006.  The Company’s Consolidated Financial Statements as of and for the years ended December 31, 2006 and 2007 reflect the impact of SFAS 123(R).  In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).  Stock-based compensation expense recognized under SFAS 123(R) for the three months ended March 31, 2008 and 2007 was $0 and $0, respectively, net of tax effect.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.  The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations.  Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).  Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s Consolidated Statement of Operations because the exercise price of the Company’s stock options and warrants granted to employees and directors approximated or exceeded the fair market value of the underlying stock at the date of grant.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period.  Stock-based compensation expense recognized in the Company’s Consolidated Statement of Operations for the three months ended March 31, 2008 and 2007 does not include compensation expense for share-based payment awards granted prior to, but not yet vested as of, December 31, 2005 as all prior awards were vested as of December 31, 2005. The fair value of compensation expense for the share-based payment awards granted subsequent to December 31, 2005 were estimated in accordance with the provisions of SFAS 123(R).

SFAS 123 (R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Upon adoption of SFAS 123(R), the Company is using the Black-Scholes option-pricing model as its method of valuation for share-based awards granted beginning in fiscal 2006.  The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables.  These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate.

The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.  Stock price volatility is based on the historical volatility of the Company’s stock for related periods.  Prior to the adoption of SFAS 123R, expected stock price volatility was estimated using only historical volatility.  The risk-free interest rate is based on the implied yield available on U.S. Treasury constant maturity securities with an equivalent remaining term.  The Company has not paid dividends in the past and does not plan to pay any dividends in the near future.

The Black-Scholes option valuation model was developed for use in estimating the fair value of warrants, which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions, particularly for the expected term and expected stock price volatility.  The Company’s employee stock options and warrants have characteristics significantly different from those of traded options or warrants, and changes in the subjective input assumptions can materially affect the fair value estimate.  Because Company stock options and warrants do not trade on a secondary exchange, employees do not derive a benefit from holding stock options or warrants unless there is an increase, above the grant price, in the market price of the Company’s stock.  Such an increase in stock price would benefit all shareholders commensurately.

16.

Guarantees of Indebtedness

FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” an interpretation of FASB Statements No. 5, 57, and 107.  This interpretation requires disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.  It also requires that a guarantor is requested to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  At March 31, 2008, the Company had no direct or indirect guarantees of indebtedness to others.

17.

Concentration of credit risk

The Company maintains a cash accounts at a financial institution which are in excess of the amount

NOTE B - SHORT-TERM DEBT

As of March 31, 2008, the Company was indebted to A. Leon Blaser and his brother for $226,821, representing funds due for the buyout of his overriding royalty interest in the Fayetteville Shale field.  The indebtedness is an unsecured, non-interest bearing demand loan.

NOTE C - CAPITAL STOCK

At March 31, 2008, the Company's authorized capital stock was 500,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.  On that date, the Company had outstanding 90,892,804 shares of Common Stock. The Company did not issue any shares of common or preferred stock in the three months ended March 31, 2008 or 2007.

NOTE D - WARRANTS

Information relating to warrant activity during the three months ended March 31, 2008 is as follows:

Warrants outstanding and exercisable to purchase at December 31, 2007	800,000
Warrants issued	-
Warrants exercised	-
Warrants expired	-
Warrants outstanding and exercisable to purchase at March 31, 2008	800,000

On March 31, 2008, the Company had warrants outstanding for the purchase of an aggregate of 800,000 shares of its Common Stock, which are summarized in the table below.

Exercise Price	Warrants Outstanding	Expiration Date
$1.00	800,000	6/4/2012
Total	800,000

NOTE E - COMMITMENTS AND CONTINGENCIES

On August 3, 2007, the Company sold an undivided interest in its working interest in the Fayetteville Shale Field to Petrohawk.  Prior to the sale, EES had granted certain affiliates and unrelated third parties an overriding royalty interest in part of the Fayetteville Shale Field.  In connection with the sale to Petrohawk, the Company warranted to Petrohawk that the undivided interest would be free of the overriding royalty interests previously granted by EES therein.  All overriding royalty holders agreed to accept a buyout of their overriding royalty, except for an unrelated third party, who originally acquired its overriding royalty by converting a loan of $1,000,000 to EES into its overriding royalty interest.  Mr. Blaser believed he acquired the overriding royalty of the third party as part of a restructuring of a private real estate venture in which Mr. Blaser and the royalty holder were members.  However, Mr. Blaser was not able to locate or recreate documents confirming his acquisition of the overriding royalty by the time this report is being filed, and therefore the royalty remains outstanding.

As of December 31, 2007, the Company was obligated to pay base salaries of $300,000 per year to its officers under employment agreements that expire on December 31, 2010.

As of December 31, 2007, the Company was obligated to pay management fees of $100,000 per month to EES under a management agreement that expires on June 30, 2008.

NOTE F - RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2008, the Company loaned EES $148,616.  As of March 31, 2008, the amount due the Company by EES was $1,238,702.  The loans are unsecured, interest-free demand loans.

NOTE G – SUBSEQUENT EVENTS

Effective April 1, 2008, Bruce Blaser was appointed to the Company’s board of directors.  Bruce Blaser is the brother of Leon Blaser.  Upon his appointment, Bruce Blaser was issued 200,000 warrants to purchase shares of common stock as compensation for serving on the board of directors.  The warrants are exercisable for five years at $1.80 per share, which was the closing price of the Company’s common stock on the date of issuance of the warrants.

Effective as of April 1, 2008, the Company and EES agreed that any loans by the Company to EES would bear interest at the rate of 2% over the prime rate as published by the Wall Street Journal from time to time.

On June 1, 2008, the Company entered into a lease of 3,174 square feet of space at 3350 Americana Terrace, Suites 215 and 320, Boise, Idaho 83706 from Americana Terrace, LLC.  The term of the lease is three years from June 1, 2008 to May 31, 2011.  The monthly lease payments are $4,761 per month, provided that the rent may increase each year, at the lessor’s discretion, by the Company’s proportionate share of any increase in the lessor’s annual operating expenses over the lessor’s annual operating expenses in 2008.  Americana Terrace, LLC is majority owned and controlled by A. Leon Blaser and Bruce Blaser.